FILED PURSUANT TO RULE 424 (b)(5)

FILE No. 333-129000

PROSPECTUS SUPPLEMENT

(to Prospectus, dated October 24, 2005)

The Federative Republic of Brazil

Invites the owners of

12.75% U.S. Dollar-Denominated Global Bonds due 2020 (the “12.75% Bonds due 2020”)

8 7/8% U.S. Dollar-Denominated Global Bonds due 2024 (the “8 7/8% Bonds due 2024”)

8 7/8% U.S. Dollar-Denominated Global Bonds due 2024, Series B (the “8 7/8% Bonds due 2024, Series B”)

10 1/8% U.S. Dollar-Denominated Unsecured Global Bonds due 2027 (the “10 1/8% Bonds due 2027”) and

12 1/4% U.S. Dollar-Denominated Global Bonds due 2030 (the “12 1/4% Bonds due 2030”)

to submit, in a reverse modified Dutch auction as to the spread differential, offers to exchange such bonds (referred to in this invitation as the “Old Bonds”) for

7.125% Global Bonds due 2037 (the “2037 Global Bonds”)

(this transaction, as contemplated by this prospectus supplement and the accompanying prospectus, is referred to as the “invitation”).

THE INVITATION WILL COMMENCE TODAY, JULY 27, 2006, AND EXPIRE AT 3:00 P.M. (NEW YORK CITY TIME) ON AUGUST 2, 2006, UNLESS EXTENDED OR EARLIER TERMINATED. BRAZIL REFERS TO THIS DATE, AS SO EXTENDED OR EARLIER TERMINATED, AS THE “EXPIRATION DATE.”

The 2037 Global Bonds will be a further issuance of, and will be consolidated to form a single series with, the U.S.$1,500,000,000 aggregate principal amount of Brazil’s outstanding 7.125% Global Bonds due 2037 (CUSIP No. 105756BK5, ISIN No. US105756BK57, Common Code 024104117), of which U.S.$1,000,000,000 were originally issued on January 18, 2006 and U.S.$500,000,000 were issued on March 23, 2006.

The 2037 Global Bonds will be designated Collective Action Securities and, as such, will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to much of Brazil’s outstanding public external indebtedness. Under these provisions, which are described in the sections entitled “Description of the 2037 Global Bonds—Default; Acceleration of Maturity” and “Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus, Brazil may amend the payment provisions of the 2037 Global Bonds and certain other terms with the consent of the holders of 75% of the aggregate principal amount of the outstanding 2037 Global Bonds.

Application has been made to list the 2037 Global Bonds on the Luxembourg Stock Exchange and to have the 2037 Global Bonds, together with the previously issued 7.125% Global Bonds due 2037, traded on the Euro MTF Market, the alternative market of the Luxembourg Stock Exchange.

The CSSF has approved this prospectus supplement in compliance with European Union directive CE 2003/71. This prospectus supplement, dated July 27, 2006, together with the prospectus dated October 24, 2005, constitutes a prospectus within the meaning of article 5 of directive 2003/71/EC.

Neither the Securities and Exchange Commission nor any other regulatory body in the United States has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The joint dealer managers for the invitation are:

Citigroup	Deutsche Bank Securities

The date of this prospectus supplement is July 27, 2006

In making your investment decision, you should rely only on your examination of Brazil and the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Brazil has not authorized anyone to provide you with different information. This document may only be used where it is legal to offer and sell the 2037 Global Bonds. Brazil is not making an offer of these securities in any state or other jurisdiction where the offer is not permitted.

Prospectus Supplement

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before offering Old Bonds in exchange for 2037 Global Bonds or investing in the 2037 Global Bonds. You should read this entire prospectus supplement and the accompanying prospectus carefully.

The Issuer

Overview

Brazil is the fifth largest country in the world and occupies nearly half the land area of South America. Brazil shares a border with every country in South America except Chile and Ecuador. The capital of Brazil is Brasília, and the official language is Portuguese. On December 31, 2005, Brazil’s estimated population was 185.3 million.

Brazil is a federative republic with broad powers granted to the federal Government. Brazil is officially divided into five regions consisting of 26 States and the Federal District, where Brazil’s capital, Brasília, is located.

Government

The federal Constitution provides for three independent branches of government: an executive branch headed by the President; a legislative branch consisting of the bicameral National Congress, composed of the Chamber of Deputies and the Senate; and a judicial branch consisting of the Federal Supreme Court and lower federal and State courts.

Under the Constitution, the President is elected by direct vote. A constitutional amendment adopted in June 1997 permits the re-election for a second term of the President and certain other elected officials. The President’s powers include the right to appoint ministers and key executives in selected administrative posts.

The legislative branch of government consists of a bicameral National Congress composed of the Senate and the Chamber of Deputies. The Senate is composed of 81 Senators, elected for staggered eight-year terms, and the Chamber of Deputies has 513 Deputies, elected for concurrent four-year terms. Each State and the Federal District is entitled to three Senators. The number of Deputies is based on a proportional representation system weighted in favor of the less populated States which, as the population increases in the larger States, assures the smaller States an important role in the National Congress.

The judicial power is exercised by the Federal Supreme Court (composed of 11 Justices), the Superior Court of Justice (composed of 33 Justices), the Federal Regional Courts (appeals courts), military courts, labor courts, electoral courts and the several lower federal courts. The Federal Supreme Court, whose members are appointed for life by the President, has ultimate appellate jurisdiction over decisions rendered by lower federal and State courts on Constitutional matters.

Following two decades of military governments, in 1985 Brazil made a successful transition to civilian authority and democratic government. A new Brazilian Constitution was adopted in 1988. In 1989, direct presidential elections were held for the first time in 29 years. After winning a runoff election with 61% of the vote on October 27, 2002, Luiz Inácio Lula da Silva assumed the presidency of Brazil on January 1, 2003. As President, Mr. da Silva has initiated a series of social programs, including a “Zero Hunger” campaign, which is intended to eradicate famine and address poverty in the country, a “Bolsa Família” program that provides assistance to impoverished families and a “First Job” program aimed at facilitating young persons’ entry into the labor market. He has also secured reforms of the tax, pension and judicial systems, moved to establish a framework for public-private partnerships, introduced a regulatory framework for investment in, among others, the electricity sector and secured amendments to the country’s bankruptcy law. Finally, the da Silva administration’s economic policy has been characterized by fiscal discipline, a floating exchange rate and inflation targeting. Among the da Silva administration’s first initiatives was an increase in the consolidated public sector primary surplus target from 3.75% of real gross domestic product (“GDP”) in 2002 to 4.25% of GDP in each of 2003, 2004 and 2005. On September 22, 2004, the Government announced that it had raised its primary surplus target for 2004 to 4.5% of GDP from 4.25% of GDP due to better than expected fiscal revenues. The Government has maintained its 2006 primary surplus target of 4.25% of GDP.

President da Silva’s Minister of Finance is Guido Mantega, who has served in that position since March 28, 2006.

SELECTED BRAZILIAN ECONOMIC INDICATORS

	2001		2002		2003		2004		2005
The Economy
Gross Domestic Product (“GDP”):
(in billions of constant 2005 reais)	R$	1,761.6	R$	1,795.6	R$	1,805.3	R$	1,894.5	R$	1,937.6
(GDP at current prices in U.S.$ billions)(1)	U.S.$	509.8	U.S.$	459.4	U.S.$	506.8	U.S.$	604.0	U.S.$	796.3
Real GDP Growth (decline)(2)		1.3%		1.9%		0.5%		4.9%		2.3%
Population (millions)		175.1		177.6		180.2		182.7		185.3
GDP Per Capita(3)	U.S.$	2,932.9	U.S.$	2,604.3	U.S.$	2,831.4	U.S.$	3,326.1	U.S.$	4,323.31
Unemployment Rate(4)		10.6%		10.5%		10.9%		9.6%		8.3%
IGP-DI (rate of change)(5)		10.4%		26.4%		7.7%		12.1%		1.2%
Nominal Devaluation Rate(6)		18.7%		52.3%		(18.2)		(8.1)		(11.8)
Domestic Real Interest Rate(7)		6.2%		(5.8)%		14.5%		3.6%		17.6%
Balance of Payments (in U.S.$ billions)
Exports		58.2		60.4		73.1		96.5		118.3
Imports		55.6		47.2		48.3		62.8		73.6
Current Account		(23.2)		(7.6)		4.2		11.7		14.2
Capital and Financial Account (net)		27.1		8.0		5.1		(7.5)		(9.6)
Change in Total Reserves		3.3		0.3		8.5		2.2		4.3
Total Official Reserves		35.9		37.8		49.3		52.9		53.8
Public Finance
Financial Surplus (Deficit) as % of GDP(8)		(3.6)%		(4.6)%		(5.1)%		(2.7)%		(3.3)%
Primary Surplus (Deficit) as % of GDP(9)		3.6		3.9		4.3		4.6		4.8
Public Debt (in billions)
Gross Internal Debt (Nominal)(10)	U.S.$	319.9	U.S.$	256.0	U.S.$	347.1	U.S.$	417.6	U.S.$	538.5
Gross External Debt (Nominal)(11)		84.5		82.7		86.0		81.3		76.5
Public Debt as % of Nominal GDP		74.7%		75.4%		78.4%		71.5%		74.1%
Net Internal Debt		59.1%		57.0%		62.8%		59.9%		64.9%
Net External Debt(12)		15.6%		18.4%		15.6%		11.6%		9.2%
Total Public Debt (Nominal)(13)	U.S.$	404.3	U.S.$	338.6	U.S.$	433.1	U.S.$	498.8	U.S.$	615.0

(1)	Converted into dollars based on the weighted average exchange rate for each year.
(2)	Calculated based upon constant average 2005 reais.
(3)	Not adjusted for purchasing power parity.
(4)	Unemployment in the metropolitan areas of Rio de Janeiro, São Paulo, Belo Horizonte, Porto Alegre, Salvador and Recife at the end of the relevant period.
(5)	The General Price Index-Domestic Supply (Índice Geral de Preços-Disponibilidade Interna, or “IGP-DI”) is one indicator of inflation. While many inflation indicators are used in Brazil, the IGP-DI, calculated by the Getúlio Vargas Foundation, an independent research organization, is one of the most widely utilized indices.
(6)	Year-on-year percentage appreciation of the dollar against the real (sell side).
(7)	Brazilian federal treasury securities deflated by the IGP-DI and adjusted at each month-end to denote real annual yield.
(8)	Financial results represent the difference between the consolidated public sector debt in one period and the consolidated public sector debt in the previous period, excluding the effects of the Government’s privatization program and the effect of exchange rate fluctuations on the debt levels between periods.
(9)	Primary results represent Government revenues less Government expenditures, excluding interest expenditures on public debt.
(10)	Presents debt on a consolidated basis, which is calculated as the gross internal debt less credits between governmental entities.
(11)	Not including external private debt. Consolidated external private debt as of December 31, 2005 was $57.2 billion.
(12)	Gross external debt less total reserves.
(13)	Consolidated gross public sector debt.

Sources: Fundação Instituto Brasileiro de Geografia e Estatística (“IBGE”); Getúlio Vargas Foundation; Central Bank

The Invitation
General	Brazil is inviting holders of any series of Old Bonds to submit offers to exchange them for newly issued 2037 Global Bonds on the terms and subject to the conditions set forth in this prospectus supplement and the accompanying prospectus (which transaction is referred to in this prospectus supplement as the “invitation”). Offers to exchange any series of Old Bonds for 2037 Global Bonds pursuant to the invitation are sometimes referred to as “exchange offers.”

Purpose	The invitation is part of a broader program implemented by Brazil in an effort to manage its external liabilities. In addition, the issuance of the 2037 Global Bonds is intended to provide a liquid, sovereign-risk benchmark for Brazil.

Risk Factors

The invitation is subject to certain risks, including:

•      If the invitation is completed, the trading market for the Old Bonds not exchanged may become illiquid, which may adversely affect the market value of the Old Bonds;

•      The price at which the 2037 Global Bonds will trade in the secondary market is uncertain;

•      Current account deficits may leave Brazil vulnerable to external shocks and reductions in foreign direct investment;

•      A significant depreciation in the Brazilian real may have an adverse effect on the Brazilian economy and on Brazil’s public debt;

•      Brazil’s large stock of public debt has at times made Brazil’s finances susceptible to adverse shocks and led to persistent negative debt dynamics;

•      The 2037 Global Bonds will contain provisions that permit Brazil to amend the payment terms without the consent of all holders; and

•      Brazil is a foreign sovereign state and accordingly it may be difficult to enforce judgments against it.

For further information, see “Risk Factors.”

Invitation	The invitation commences today, July 27, 2006, and expires at 3:00 P.M., New York City time, on August 2, 2006, unless Brazil, in its sole and absolute discretion, extends it or terminates it earlier. We refer to the date on which the invitation expires as the “expiration date.”

Principal Amount Currently Outstanding	The principal amount currently outstanding for the Old Bonds is:
Principal Amount Currently Outstanding
	12.75% Bonds due 2020	U.S.$768,935,000
	8 7/8% Bonds due 2024	U.S.$2,105,140,000
	8 7/8% Bonds due 2024, Series B	U.S.$803,314,000
	10 1/8% Bonds due 2027	U.S.$3,483,351,000
	12 1/4% Bonds due 2030	U.S.$1,352,915,000

Reverse Modified Dutch Auction	The invitation will be conducted pursuant to a reverse modified Dutch auction process as to the clearing spread differential for each series of Old Bonds.

Your exchange offer may be either:

•      a “competitive offer”, expressed in increments of positive one basis point or negative one basis point, as the case may be, which specifies the spread differential on a series of Old Bonds that you would accept as the clearing spread differential (as defined below) for that series of Old Bonds, such competitive offer specifying a spread differential that is lower than the applicable maximum clearing spread differential but is not less than the applicable minimum clearing spread differential; or

•      a “noncompetitive offer”, which does not specify a desired clearing spread differential.

The “clearing spread differential” for a series of Old Bonds will be added to the re-offer spread for the 2037 Global Bonds, and this sum will be used to calculate the exchange price of that series of Old Bonds. Each clearing spread differential will be expressed as a positive or negative number of basis points, as the case may be.

The re-offer spread for the 2037 Global Bonds will be used to calculate the re-offer price of the 2037 Global Bonds.

Maximum and Minimum Issue Size

Brazil will issue not more than U.S.$1,500,000,000 aggregate principal amount of 2037 Global Bonds pursuant to the invitation. For a discussion of proration, see “Terms of the Invitation—Order of Acceptance; Proration.”

There is no minimum aggregate principal amount of 2037 Global Bonds that must be issued pursuant to the invitation. Brazil reserves the right, in its sole and absolute discretion, not to issue any 2037 Global Bonds pursuant to the invitation.

Consideration to be Received Pursuant to Exchange Offers	If your Old Bonds are accepted in exchange for 2037 Global Bonds, you will receive, in exchange for each U.S.$1,000 of principal amount of Old Bonds exchanged, 2037 Global Bonds in a principal amount equal to U.S.$1,000 plus an amount in cash as described below.

Determination of Cash Payment	If your Old Bonds are accepted in exchange for 2037 Global Bonds, in addition to the 2037 Global Bonds to which you will be entitled, you will receive an amount in cash in U.S. dollars. For each series of Old Bonds exchanged, this cash amount will equal the difference between the exchange price of that series of Old Bonds and the re-offer price of the 2037 Global Bonds. You will also receive an amount in cash equal to the accrued and unpaid interest (to but not including the settlement date) on that series of Old Bonds minus the accrued and unpaid interest (to but not including the settlement date) on the 2037 Global Bonds.

For purposes of determining the cash payment amount, the “exchange price” for each series of Old Bonds is the price per U.S.$1,000 principal amount for that series (rounded to the nearest cent, with U.S.$0.005 to be taken as a full cent) intended to result in a yield to maturity, calculated in accordance with standard market practice, on the settlement date equal to the sum of:

•      UST Benchmark Rate, plus

•      the exchange spread for the relevant series.

The exchange spread for each series of Old Bonds will be the sum of:

•      the re-offer spread for the 2037 Global Bonds, plus

•      the clearing spread differential for the relevant series, as determined pursuant to the reverse modified Dutch auction.

For purposes of determining the cash payment amount, the “re-offer price” for the 2037 Global Bonds is the price per U.S.$1,000 principal amount (rounded to the nearest cent, with U.S.$0.005 to be taken as a full cent) intended to result in a yield to maturity, calculated in accordance with standard market practice, on the settlement date equal to the sum of:

•      UST Benchmark Rate, plus

•      the re-offer spread for the 2037 Global Bonds.

The “UST Benchmark Rate” means the yield to maturity (calculated in accordance with standard market practice) corresponding to the bid-side price, as reported on Page PX1 of the Bloomberg U.S. Treasury Pricing Monitor, or any recognized quotation source selected by Brazil in its sole discretion if the Bloomberg U.S. Treasury Pricing Monitor is not available or is manifestly erroneous, as of 3:30 P.M., New York City time, on the expiration date, for the U.S. Treasury 5.375% Bond due February 15, 2031.

For an illustrative example of the calculation of the cash payment amount, see “Terms of the Invitation —Cash Payment Illustrative Example” on page S-30.

Order of Acceptance; Proration

Brazil may in its sole discretion reject all offers of one or more series of Old Bonds. Once Brazil selects the clearing spread differential (which may not be higher than the applicable maximum clearing spread differential) for each series of Old Bonds for which it will accept offers, and the principal amount of such series of Old Bonds that it will accept, Brazil will accept for exchange for 2037 Global Bonds all offers of Old Bonds properly submitted at or above the applicable clearing spread differential in the following order of priority:

•      first, noncompetitive offers to exchange and

•      second, competitive offers to exchange specifying an offer spread differential equal to or higher than the applicable clearing spread differential.

If the aggregate principal amount of Old Bonds of any series to be acquired in exchange for 2037 Global Bonds pursuant to the invitation would exceed the maximum aggregate principal amount of Old Bonds of that series that Brazil decides to acquire, Brazil will, for each relevant series,

•      reduce the aggregate principal amount of Old Bonds of that series to be acquired pursuant to competitive offers made at a spread differential equal to or higher than the applicable clearing spread differential, and

•      if, after reducing to zero the aggregate principal amount of Old Bonds of that series to be acquired pursuant to competitive offers, the aggregate principal amount of Old Bonds of that series still exceeds the maximum aggregate principal amount of Old Bonds of that series that Brazil decides to acquire, reduce the aggregate principal amount of Old Bonds of that series to be acquired pursuant to noncompetitive offers, in each case, on a pro rata basis and in increments of U.S.$1,000 in principal amount, rounded down to the nearest integral multiple of U.S.$1,000 until the aggregate principal amount of 2037 Global Bonds that Brazil has determined to acquire is approximately reached.

Noncompetitive and Competitive Offers

General

The invitation will be conducted pursuant to a reverse modified Dutch auction process as to the clearing spread differential for each series of Old Bonds.

You may make your offer in the form of a competitive offer or a non-competitive offer.

Competitive offers must specify a spread differential in whole basis points within the applicable range set forth in the following table:

Old Bond	Minimum Clearing Spread Differential	Maximum Clearing Spread Differential

	(in basis points)	(in basis points)
12.75% Bonds due 2020	-24	-14
8 7/8% Bonds due 2024	zero	zero
8 7/8% Bonds due 2024, Series B	zero	2
10 1/8% Bonds due 2027	zero	4
12 1/4% Bonds due 2030	zero	14

For the 8 7/8% Bonds due 2024, the Minimum and Maximum Clearing Spread Differentials are the same (and both equal to zero). As a result, all tenders of the 8 7/8% Bonds due 2024 will be deemed to be non-competitive offers.

For an illustrative example of the minimum exchange spread and maximum exchange spread for each series of Old Bonds, see “Terms of the Invitation —The Reverse Modified Dutch Auction—Illustrative Example” on page S-32.

Non-Competitive Offers

You may submit a noncompetitive offer by specifying the series and principal amount of Old Bonds that are the subject of your noncompetitive offer without designating a spread differential. If Brazil accepts your noncompetitive offer, you will be entitled to the benefit of the clearing spread differential, which will not be higher than the maximum clearing spread differential specified in the table above.

The principal amount of each series of Old Bonds you may offer for exchange in a noncompetitive offer must be an integral multiple of U.S.$1,000.

Competitive Offers

You may submit one or more competitive offers specifying a spread differential for the relevant series of Old Bonds. Competitive offers must specify:

•      a spread differential lower than the maximum clearing spread differential specified in the table above, but not less than the minimum clearing spread differential specified in the table above, that you would be willing to accept as a clearing spread differential; this spread differential that you specify is your “offer spread differential”; and

•      the series and aggregate principal amount of Old Bonds that you are willing to exchange for 2037 Global Bonds at your offer spread differential.

If you elect to submit a competitive offer, you must specify an offer spread differential in increments of positive one basis point or negative one basis point, as the case may be.

If your competitive offer is accepted by Brazil, you will be entitled to the benefit of the applicable clearing spread differential for your Old Bonds, even if you specified an offer spread differential higher than such clearing spread differential in your competitive offer.

If you specify an offer spread differential for any series of Old Bonds that is lower than the clearing spread differential selected by Brazil for that series of Old Bonds, your exchange offer for that series of Old Bonds will not be accepted.

If you submit a competitive offer that specifies an offer spread differential that is higher than or equal to the applicable maximum clearing spread differential set forth in this prospectus supplement, your offer will be deemed a noncompetitive offer.

The principal amount of each series of Old Bonds you may offer for exchange in a competitive offer must be an integral multiple of U.S.$1,000.

Tender Procedures	If you wish to submit an exchange offer pursuant to the invitation, you, the custodial entity or direct participant (as the case may be) through which you hold your Old Bonds must submit, at or prior to 3:00 P.M., New York City time, on the expiration date, your offer to exchange Old Bonds, by properly instructing the applicable clearing system (DTC, Euroclear or Clearstream, Luxembourg) in accordance with the procedures and deadlines established by such clearing system.

Alternatively, you may request a joint lead manager to submit your offer to exchange on your behalf, although such joint lead manager will be under no obligation to act on your behalf and may impose additional conditions before doing so. If your offer to exchange is submitted on your behalf by a joint dealer manager, you will not be required to “block” your bonds at the applicable clearing system prior to the expiration date. However, if all or any part of your exchange offer is accepted by Brazil, you must “block” the appropriate amount of your Old Bonds no later than August 4, 2006, the trading day following the announcement date.

If you are in Luxembourg, you may (but are not required to) contact the Luxembourg exchange agent and ask it to assist you in submitting your offer to exchange according to one of the procedures described above.

See “Terms of the Invitation” and “—Invitation Procedures.”

Certain Deemed Representations, Warranties and Undertakings	If you submit an exchange offer pursuant to the terms of the invitation, you will be deemed to have made certain acknowledgments, representations, warranties and undertakings to Brazil, the information agent, the exchange agents, the Luxembourg exchange agent and the joint dealer managers. See “Holders’ Representations, Warranties and Undertakings.”

Irrevocability; Withdrawal Rights	Your exchange offer will become irrevocable upon expiration of the invitation on the expiration date, which unless extended or earlier terminated by Brazil shall be at 3:00 P.M., New York City time, on the expiration date. However, any exchange offer may be withdrawn or revised prior to the expiration of the invitation on the expiration date in accordance with the procedures described under “Terms of the Invitation—Irrevocability; Withdrawal Rights.”

Announcement of Global Bond Re-Offer Spread	At or around 10:00 A.M., New York City time, on the expiration date or as soon as practicable thereafter, Brazil will select, in its sole and absolute discretion, and announce the re-offer spread for the 2037 Global Bonds.

Determination of UST Benchmark Rate	At 3:30 P.M., New York City time, on the expiration date, Brazil will determine the UST Benchmark Rate in the manner described under “— Determination of Cash Payment.”

Acceptance of Exchange Offers; Selection of Clearing Spread Differential	At or around 11:00A.M., on August 3, 2006, or as soon thereafter as practicable, (the “announcement date”), Brazil, after reviewing the exchange offers, will determine in its sole and absolute discretion whether to accept any exchange offers. If Brazil elects to accept any exchange offers, it will select in its sole and absolute discretion the clearing spread differential for, and the amount of each series of, the Old Bonds for which exchange offers will be accepted.

Announcement of Results

At or around 11:00 A.M., New York City time, on the announcement date, Brazil will announce:

•      the clearing spread differential for each series of the Old Bonds accepted in exchange for 2037 Global Bonds and the resulting Old Bond exchange price for each series of the Old Bonds accepted in exchange for 2037 Global Bonds;

•      the UST Benchmark Rate;

•      the approximate aggregate principal amount of each series of Old Bonds accepted in exchange for 2037 Global Bonds (which could, in the case of any or all series, be zero);

•      the approximate aggregate principal amount of 2037 Global Bonds to be issued pursuant to the invitation (which could be zero);

•      the 2037 Global Bond re-offer price; and

•      information concerning any applicable proration.

Original Issue Discount	The 2037 Global Bonds will not be issued with original issue discount for U.S. federal tax purposes, so as to be fungible with 2037 Global Bonds currently outstanding. As a result, Brazil will not accept any Old Bonds for exchange if the re-offer price calculated in accordance with the method described herein would result in the 2037 Global Bonds exchangeable for Old Bonds being issued with original issue discount.

Income Tax Consequences	Please see “Taxation” in this prospectus supplement for important information regarding the possible Brazilian and U.S. federal income tax consequences to holders who exchange Old Bonds for 2037 Global Bonds or purchase 2037 Global Bonds.

Jurisdictions	Brazil is making the invitation only in those jurisdictions where it is legal to make such offers. See “Certain Legal Restrictions,” “Joint Dealer Managers and Exchange Agents; Plan of Distribution” and “Jurisdictional Restrictions.”

The 2037 Global Bonds
Issuer	The Federative Republic of Brazil.

Securities Offered	7.125% Global Bonds due 2037.

Maturity	January 20, 2037.

Interest Rate	7.125% per annum, computed on the basis of a 360-day year of twelve 30-day months.

Interest Payment Dates	January 20 and July 20 of each year, starting January 20, 2007.

Form	Brazil will issue the 2037 Global Bonds in the form of one or more book-entry securities in fully registered form, without coupons. Brazil will not issue the 2037 Global Bonds in bearer form.

Denominations	Brazil will issue the 2037 Global Bonds only in denominations of U.S.$1,000 and in integral multiples of U.S.$1,000 in excess thereof.

Payment of Principal and Interest	Payment of principal and interest on the 2037 Global Bonds will be payable in U.S. dollars or other legal tender, coin or currency of the United States of America.

Status	The 2037 Global Bonds will rank equal in right of payment with all of Brazil’s existing and future unsecured and unsubordinated external indebtedness.

Single Series	The 2037 Global Bonds will be a further issuance of, and will be consolidated to form a single series with, the US$1,500,000,000 aggregate principal amount of Brazil’s outstanding 7.125% Global Bonds due 2037, of which U.S.$1,000,000,000 were originally issued on January 18, 2006 and U.S.$500,000,000 were issued on March 23, 2006.

Redemption	The 2037 Global Bonds will not be redeemable prior to maturity and are not entitled to the benefit of any sinking fund. The 2037 Global Bonds will mature at par on January 20, 2037.

Negative Pledge	The 2037 Global Bonds will contain certain covenants, including restrictions on the incurrence of certain liens.

Default	The 2037 Global Bonds will contain events of default, the occurrence of which may result in the acceleration of Brazil’s obligations under the 2037 Global Bonds prior to maturity upon notice by holders of at least 25% of the aggregate principal amount of the outstanding 2037 Global Bonds.

Collective Action Clauses	The 2037 Global Bonds will be designated Collective Action Securities, and, as such, will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to much of Brazil’s outstanding public external indebtedness and described in the accompanying prospectus. The provisions described in this prospectus supplement will govern the 2037 Global Bonds.

These provisions are commonly referred to as “collective action clauses.” These provisions are described in the sections entitled “Description of the 2037 Global Bonds—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Listing and Admission to Trading	Application has been made to list the 2037 Global Bonds on the Luxembourg Stock Exchange and to have the 2037 Global Bonds, together with the previously issued 7.125% Global Bonds due 2037, traded on the Euro MTF Market, the alternative market of the Luxembourg Stock Exchange.

Fiscal Agent	Brazil will issue the 2037 Global Bonds under the fiscal agency agreement, dated as of November 1, 1996, as amended by Amendment No. 1 thereto, dated as of April 28, 2003, Amendment No. 2 thereto, dated as of March 30, 2004, and Amendment No. 3 thereto, dated as of June 28, 2004, between Brazil and JPMorgan Chase Bank, N.A., as fiscal agent, paying agent, transfer agent and registrar.

Taxation	For a discussion of the Brazilian and United States tax consequences associated with the 2037 Global Bonds, see “Taxation—Brazilian Taxation” and “—United States Federal Income and Estate Taxation” in this prospectus supplement and “Debt Securities— Payment of Additional Amounts” in the accompanying prospectus. Investors should consult their own tax advisors in determining the foreign, United States federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the 2037 Global Bonds.

Further Issues	From time to time, without the consent of holders of the 2037 Global Bonds, and subject to the required approvals under Brazilian law, Brazil may create and issue additional debt securities with the same terms and conditions as those of the 2037 Global Bonds (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the 2037 Global Bonds have as of the date of issuance of such additional debt securities. See “Description of the 2037 Global Bonds —Further Issues of the 2037 Global Bonds” in this prospectus supplement.

Governing Law	The 2037 Global Bonds will be governed by the laws of the State of New York, except with respect to the authorization and execution of the 2037 Global Bonds, which will be governed by the laws of the Federative Republic of Brazil.

SUMMARY TIME SCHEDULE AND PROCEDURES FOR THE INVITATION

The following summarizes the anticipated time schedule for the invitation assuming, among other things, that the expiration date or time is not extended. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement. All references are to New York City time unless otherwise noted.

July 27, 2006

Commencement

Announcement of the terms of the invitation.

Commencement of the invitation.

The invitation will open for submissions of competitive and noncompetitive offers to exchange Old Bonds for newly issued 2037 Global Bonds. The period from the announcement of the invitation to its expiration is referred to in this prospectus supplement as the “submission period.”

At or around 10:00 A.M., August 2, 2006	Announcement of Re-Offer Spread for the 2037 Global Bonds Brazil will select, in its sole and absolute discretion, and announce the re-offer spread for the 2037 Global Bonds.

3:00 P.M., August 2, 2006

Expiration; Submission Period Ends

The submission period ends and the invitation expires, unless Brazil extends it or terminates it earlier in its sole and absolute discretion. You may no longer submit, modify or withdraw your exchange offer, unless the submission period is extended by Brazil.

3:30 P.M., August 2, 2006	Determination of UST Benchmark Rate Brazil will determine the UST Benchmark Rate in the manner described under “Terms of the Invitation — Determination of Cash Payment.”

At or around 11:00 A.M. August 3, 2006

Announcement

Brazil announces:

•      the clearing spread differential for each series of the Old Bonds accepted in exchange for 2037 Global Bonds and the resulting Old Bond exchange price for each series of the Old Bonds accepted in exchange for 2037 Global Bonds;

•      the UST Benchmark Rate;

•      the approximate aggregate principal amount of each series of Old Bonds accepted in exchange for 2037 Global Bonds (which could, in the case of any or all series, be zero);

•      the approximate aggregate principal amount of 2037 Global Bonds to be issued pursuant to the invitation (which could be zero);

•      the 2037 Global Bond re-offer price; and

•      information concerning any applicable proration.

August 4, 2006

“Blocking” Instruction Deadline for Submissions through Joint Dealer Managers

“Blocking” instructions (as defined herein) with respect to any exchange offers submitted through the joint dealer managers and accepted by Brazil must be received no later than August 4, 2006.

August 16, 2006

Settlement

Settlement of the invitation. Delivery of 2037 Global Bonds and cash payment against good delivery of Old Bonds. We refer to the date on which the invitation settles as the “settlement date.”

RISK FACTORS

This section describes certain risks associated with the invitation and with investing in the 2037 Global Bonds. You should consult your financial and legal advisors about the risk of participating in the 2037 invitation and investing in the 2037 Global Bonds. Brazil disclaims any responsibility for advising you on these matters.

Risk Factors Relating to the Invitation

If the invitation is completed, the trading market for the Old Bonds not exchanged may become illiquid, which may adversely affect the market value of the Old Bonds.

Old bonds not exchanged pursuant to the invitation will remain outstanding. The exchange of Old Bonds pursuant to the invitation and the cancellation of such Old Bonds will reduce the aggregate principal amount of Old Bonds that otherwise might trade in the market, which could adversely affect the liquidity and market value of any Old Bonds not exchanged. See “Terms of the Invitation—Market for the Old Bonds and 2037 Global Bonds.”

The price at which the 2037 Global Bonds will trade in the secondary market is uncertain.

Application has been made to list the 2037 Global Bonds on the Luxembourg Stock Exchange and to have the 2037 Global Bonds, together with the previously issued 7.125% Global Bonds due 2037, traded on the Euro MTF Market, the alternative market of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the 2037 Global Bonds. The price at which the 2037 Global Bonds will trade in the secondary market is uncertain. See “Terms of the Invitation—Market for the Old Bonds and 2037 Global Bonds.”

Risk Factors Relating to Brazil

Current account deficits may leave Brazil vulnerable to external shocks and reductions in foreign direct investment.

Brazil recorded current account deficits from 1993 to 2002. Although Brazil was able to finance most of its current account deficit during these years through direct foreign investment, Brazil’s recurring current account deficits and the need to finance them have left Brazil vulnerable at times to external shocks and reductions in foreign direct investment. Although such solvency indicators as the ratio of debt service payments to exports and the ratio of international reserves to total debt have improved and Brazil registered current account surpluses in 2003, 2004, and 2005, Brazil cannot assure you that such current account deficits will not return in the future.

A significant depreciation in the Brazilian real may have an adverse effect on the Brazilian economy and on Brazil’s public debt.

The value of the Brazilian real has at times fluctuated significantly against the U.S. dollar. The second half of 2002 and the first quarter of 2003 posed several challenges for Brazil, for example, which arose in large part from the effects of Argentina’s financial crisis, a weak global economy, uncertainties about the country’s national elections held in October 2002 and concerns about terrorism and tensions in the Middle East. Through much of the period from July 2002 through October 2002, the Brazilian real declined from R$2.844 to US$1.00 on June 28, 2002 to R$3.9552 to US$1.00 on October 22, 2002. This volatility of the Brazilian real has at times had an adverse effect on Brazil’s economy as well as on its public debt, which at times has included significant amounts that were indexed to the U.S. dollar.

Brazil has been able to reduce its U.S. dollar-indexed public debt from 29.0% in September 2002 to 2.3% in June 2006 which has reduced the impact of a 1% depreciation in the value of the Brazilian real against the U.S. dollar on the ratio of net public sector debt to GDP from 0.4 of a percentage point in September 2002 to 0.0 of a percentage point in May 2006. However, Brazil cannot assure you that a significant depreciation in the Brazilian real will not have an adverse effect on the Brazilian economy and on Brazil’s public debt in the future.

Brazil’s large stock of public debt has at times made Brazil’s finances susceptible to adverse shocks and led to persistent negative debt dynamics.

Brazil’s net debt-to-GDP level increased significantly between 1995 and 2003, rising from 28.1% in May 1995 to 61.7% in September 2002 before falling to 50.3% in June 2006. A significant percentage of this debt is floating rate debt that is indexed to, among other things, the Over/Selic rate, the Brazilian real/U.S. dollar exchange rate or the inflation rate. On June 30, 2006, Brazil’s floating rate domestic debt securities totaled approximately R$676.2 billion (or 66.6% of all federal domestic debt securities), of which R$432.1 billion (or 42.5% of all federal domestic debt securities) was indexed to the Over/Selic rate. High real interest rates in respect of the large stock of public debt have, at times, led to persistent high debt servicing costs which, together with the need for Brazil to roll over or refinance outstanding indebtedness and the recognition of certain liabilities as obligations of Brazil, have in turn led, at times, to sustained high levels of net public sector debt as well as to nominal deficits. See “Introduction” in Brazil’s annual report on Form 18-K for 2005.

Other Considerations

The 2037 Global Bonds will contain provisions that permit Brazil to amend the payment terms without the consent of all holders.

The 2037 Global Bonds will contain provisions regarding acceleration and voting on future amendments, modifications and waivers, which are commonly referred to as “collective action clauses.” Under these provisions, certain key provisions of the 2037 Global Bonds may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding 2037 Global Bonds. See “Description of the 2037 Global Bonds—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Brazil is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Brazil is a foreign state. As a result, it may not be possible for investors to effect service of process within their own jurisdiction upon Brazil or to enforce against Brazil judgments obtained in their own jurisdictions. See “Sovereign Immunity and Arbitration” in this prospectus supplement and “Arbitration and Enforceability” in the accompanying prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

Table of References

The information incorporated by reference from Brazil’s annual report on Form 18-K includes the items listed below. For purposes of Commission Regulation (EC) No. 809/2004, any information not listed in the cross-reference table but included in the documents incorporated by reference is given for information purposes only.

EC No. 809/2004 Item	Annual Report on Form 18-K for 2005

Issuer’s position within the governmental framework	“The Federative Republic of Brazil—Form of Government and Political Parties” on pages D-13 to D-15 of Exhibit D

Geographic location and legal form of the issuer	“The Federative Republic of Brazil” on pages D-12 to D-15 of Exhibit D

Recent events relevant to the issuer’s solvency	“The Brazilian Economy—Historical Background” and “—Recent Economic Events and Policies” on pages D-17 to D-23 of Exhibit D

Structure of the issuer’s economy	“The Brazilian Economy—Principal Sectors of the Economy” on pages D-27 to D-31 of Exhibit D

Gross domestic product	“The Brazilian Economy—Gross Domestic Product” on pages D-25 to D-27 of Exhibit D

Brazil’s political system and government	“The Federative Republic of Brazil—Form of Government and Political Parties” on pages D-13 to D-16 of Exhibit D

Tax and budgetary systems of the issuer	“Public Finance—Budget Process” and “—Taxation and Revenue Sharing Systems” on pages D-84 to D-85 and D-87 to D-90 of Exhibit D

Gross public debt of the issuer	“Public Debt” on pages D-92 to D-102 of Exhibit D

Foreign trade and balance of payments	“Balance of Payments and Foreign Trade—Balance of Payments” and “—Foreign Trade” on pages D-47 to D-55 of Exhibit D

Foreign exchange reserves	“Balance of Payments and Foreign Trade—International Reserves” on pages D-58 to D-60 of Exhibit D

Financial position and resources	“Balance of Payments and Foreign Trade—International Reserves” on pages D-58 to D-60 and “Public Finance—2006 Budget” on pages D-85 to D-87 of Exhibit D

Income and expenditure figures and 2006 Budget	“Public Finance—2006 Budget” on pages D-85 to D-87 of Exhibit D

Documents incorporated by reference in the prospectus supplement are considered part of this prospectus supplement and the accompanying prospectus.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Each of these documents contain information you should consider when making your investment decision. Brazil is furnishing this prospectus supplement and the accompanying prospectus to you solely in the context of the invitation. You may obtain copies of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus from the website of the Luxembourg Stock Exchange at www.bourse.lu.

Brazil, having taken all reasonable care to ensure that such is the case, confirms that the information contained in this prospectus (which includes this prospectus supplement together with the attached prospectus dated as of October 24, 2005) is, to the best of Brazil’s knowledge, in accordance with the facts and contains no material omission likely to affect its import. Brazil accepts responsibility accordingly. This prospectus supplement, dated July 27, 2006, together with the prospectus dated October 24, 2005, constitutes a prospectus within the meaning of article 5 of directive 2003/71/EC.

Prospective investors should rely on the information provided in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. No person is authorized to make any representation or give any information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Any such representation or information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus must not be relied upon as having been authorized by Brazil or by Citigroup and Deutsche Bank Securities, as joint dealer managers for the invitation, Deutsche Bank Trust Company Americas and Deutsche Bank AG London, as the exchange agents for the invitation, and Deutsche Bank Luxembourg S.A., as the Luxembourg exchange agent for the invitation. See “General Information—Where You Can Find More Information” for information on the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Brazil is not offering to sell any securities other than the 2037 Global Bonds offered under this prospectus supplement, nor is Brazil soliciting offers to buy or exchange any securities other than the Old Bonds described in this prospectus supplement. Brazil is not offering to sell the 2037 Global Bonds or soliciting offers to buy or exchange Old Bonds in places where such offers are not permitted by applicable law. You should not assume that the information in this prospectus supplement or the accompanying prospectus, or the information Brazil has previously filed with the Securities and Exchange Commission, or SEC, and incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate as of any date other than their respective dates. Brazil’s economic, fiscal or political circumstances may have changed since such dates.

The 2037 Global Bonds described in this prospectus supplement are debt securities of Brazil being offered under registration statement no. 333-129000 filed with the SEC under the U.S. Securities Act of 1933, as amended. The accompanying prospectus provides you with a general description of the securities that Brazil may offer, and this prospectus supplement contains specific information about the terms of the invitation and the 2037 Global Bonds. This prospectus supplement also adds, updates or changes information provided or incorporated by reference in the accompanying prospectus and contains more recent official and publicly available economic data on Brazil. Consequently, before you invest, you should read this prospectus supplement together with the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Those documents (such as Brazil’s annual report on Form 18-K for 2005, which was filed on June 30, 2006, as amended from time to time) contain information regarding Brazil, the 2037 Global Bonds and other matters. The registration statement, any post-effective amendments thereto, the various exhibits thereto, and the documents incorporated therein by reference contain additional information about Brazil and the 2037 Global Bonds. All of those documents may be inspected at the SEC’s public reference room in Washington D.C. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov and from the offices of the paying agent in Luxembourg. Certain terms used but not defined in this prospectus supplement are defined in the accompanying prospectus.

References to “U.S.$” or “$” in this prospectus supplement are to U.S. dollars and references to “R$” are to Brazilian reais, and references to “€” are to euros.

As used in this prospectus supplement, the term “business day” means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City or Brasília, Brazil, and the term “trading day” means any day on which The Depository Trust Company, or “DTC,” the Euroclear System, or “Euroclear,” or Clearstream Banking, société anonyme, or “Clearstream, Luxembourg,” the fiscal agent, the exchange agents, the Luxembourg exchange agent and commercial banks in the State of New York are all open for business.

Investors should note that:

•	The maturity of the 2037 Global Bonds will be longer than the maturity of the Old Bonds.

•	Brazil will cancel the Old Bonds it acquires pursuant to the invitation. Accordingly, this transaction will reduce the aggregate principal amount of Old Bonds that otherwise might trade in the market, which could adversely affect the liquidity and market value of the remaining Old Bonds that Brazil does not acquire.

•	The 2037 Global Bonds will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to much of Brazil’s outstanding public external indebtedness. Under these provisions, which are commonly referred to as “collective action clauses,” Brazil may, among other things, amend certain key terms of a series of 2037 Global Bonds, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding 2037 Global Bonds of that series. Additionally, if an event of default has occurred and is continuing with respect to a series of 2037 Global Bonds, the 2037 Global Bonds of that series may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding 2037 Global Bonds of that series. Those provisions are described in the sections entitled “Description of the 2037 Global Bonds—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

None of Brazil, the joint dealer managers, the exchange agents or the Luxembourg exchange agent has expressed any opinion as to whether the terms of the invitation are fair. None of Brazil, the joint dealer managers, the exchange agents or the Luxembourg exchange agent makes any recommendation that you offer to exchange Old Bonds or purchase 2037 Global Bonds pursuant to the invitation or refrain from doing so, and no one has been authorized by Brazil, the joint dealer managers, the exchange agents or the Luxembourg exchange agent to make any such recommendation. You must make your own investment decision as to whether to offer to exchange Old Bonds or purchase 2037 Global Bonds pursuant to the invitation or refrain from doing so, and, if you elect to exchange Old Bonds or purchase 2037 Global Bonds, the principal amount of Old Bonds or 2037 Global Bonds to offer to exchange or purchase.

Until 40 days after the expiration date, all dealers effecting transactions in the 2037 Global Bonds in the United States, whether or not participating in this distribution, may be required to deliver a copy of this prospectus supplement and the accompanying prospectus. This is in addition to the obligation of these dealers to deliver a prospectus in connection with this distribution with respect to their unsold allotments or subscriptions.

FORWARD-LOOKING STATEMENTS

Brazil has made forward-looking statements in this prospectus supplement and the accompanying prospectus. Statements that are not historical facts are forward-looking statements. These statements are based on Brazil’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Brazil undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. Brazil cautions you that a number of factors could cause actual results to differ materially from those contained in any forward-looking statements. These factors include, but are not limited to:

•	External factors, such as:

•	interest rates in financial markets outside Brazil;

•	the impact of changes in the credit rating of Brazil;

•	the impact of changes in the international prices of commodities;

•	economic conditions in Brazil’s major export markets; and

•	the decisions of international financial institutions regarding the terms of their financial arrangements with Brazil.

•	Internal factors, such as:

•	general economic and business conditions in Brazil;

•	present and future exchange rates of the Brazilian currency;

•	foreign currency reserves;

•	the level of domestic debt;

•	domestic inflation;

•	the ability of Brazil to effect key economic reforms;

•	the level of foreign direct and portfolio investment; and

•	the level of Brazilian domestic interest rates.

SOVEREIGN IMMUNITY AND ARBITRATION

Brazil is a foreign sovereign state. Consequently, it may be difficult for you to obtain or realize upon judgments of courts in the United States against Brazil. For more information, see “Arbitration and Enforceability” in the accompanying prospectus.

CERTAIN LEGAL RESTRICTIONS

The distribution of materials relating to the invitation, and the transactions contemplated by the invitation, may be restricted by law in certain jurisdictions. If materials relating to the invitation come into your possession, you are required by Brazil to inform yourself of and to observe all of these restrictions. The materials relating to the invitation do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the invitation be made by a licensed broker or dealer and either joint dealer manager, or any affiliate of either joint dealer manager, is a licensed broker or dealer in that jurisdiction, the invitation shall be deemed to be made by such joint dealer manager or such affiliate on behalf of Brazil in that jurisdiction. For more information, see “Jurisdictional Restrictions” in this prospectus supplement.

RECENT DEVELOPMENTS

The information included in this section supplements the information about Brazil contained in Brazil’s Annual Report for 2005 on Form 18-K filed with the SEC on June 30, 2006, as amended from time to time. To the extent the information in this section is inconsistent with the information contained in such annual report, the information in this section replaces such information. Initially capitalized terms not defined in this section have the meanings ascribed to them in that annual report. Cross-references in this section are to sections in that annual report.

Balance of Payments; Foreign Trade; International Reserves

During the first six months of 2006, Brazil registered an accumulated trade surplus of approximately U.S.$19.5 billion, versus an accumulated trade surplus of approximately U.S.$19.7 billion for the corresponding period in 2005. Exports for the first six months of 2006 totaled U.S.$60.9 billion, a 13.5% increase over the corresponding period of 2005, while imports totaled U.S.$41.4 billion, a 21.6% increase from the U.S.$34.0 billion recorded for the corresponding period in 2005. The trade balance during the first six months of 2006 resulted in an accumulated current account surplus of approximately U.S.$3.1 billion, compared to an accumulated surplus of approximately U.S.$5.3 billion for the corresponding period of 2005. The accumulated balance of payments surplus was approximately U.S.$8.2 billion for the first six months of 2006 compared to an accumulated surplus of approximately U.S.$9.6 billion for the corresponding period of 2005.

Brazil’s international reserves (which include gold and foreign exchange holdings) totaled U.S.$49.3 billion on December 31, 2003, U.S.$52.9 billion on December 31, 2004, U.S.$53.8 billion on December 30, 2005 and U.S.$62.7 billion on June 30, 2006.

Gross Domestic Product

Brazil’s GDP grew by 3.4% during the first quarter of 2006, relative to the corresponding period of 2005. The industrial and services sectors increased 5.0% and 2.8%, respectively, while the agricultural sector declined 0.5% during the first quarter of 2006 relative to the corresponding period of the previous year. With respect to demand, investments in manufacturing plants, machinery and capital equipment increased 9.0% during the first quarter of 2006 relative to the corresponding period of 2005, largely as a result of an increase in construction and the production and importation of machinery and equipment, while household consumption rose by 4.0% using the same base of comparison.

Prices

The broad consumer rate index, or IPCA, rose 9.3% in 2003, 7.6% in 2004, 5.7% in 2005 and 4.0% in the twelve-month period ended June 30, 2006.

The inflation rate (as measured by IGP-DI) rose 7.7% in 2003, 12.1% in 2004, 1.2% in 2005 and 1.0% in the twelve-month period ended June 30, 2006.

Foreign Exchange

The Brazilian real-U.S. dollar exchange rate (sell side), as published by the Central Bank, was R$2.8892 to U.S.$1.00 on December 31, 2003, R$2.6544 to U.S.$1.00 on December 31, 2004, R$2.3407 to U.S.$1.00 on December 30, 2005 and R$2.1643 to U.S.$1.00 on June 30, 2006.

Employment

After declining from 13.1% in April 2004 to 9.6% in December 2004, the unemployment rate in Brazil’s six largest metropolitan areas rose to 10.8% in April 2005 before falling to 9.4% in June 2005. The unemployment rate remained relatively constant through November 2005 before declining to 8.3% in December 2005. The unemployment rate rose again to 10.2% in May 2006.

Foreign Investment

During the first six months of 2006, net foreign direct investment totaled approximately U.S.$7.4 billion, compared with approximately U.S.$8.5 billion of such investment registered during the corresponding period of 2005.

Monetary Policy

Between February 19, 2003 and April 14, 2004, the Central Bank reduced the Over/Selic rate target from 26.5% to 16%. In an effort to manage inflationary expectations, the Central Bank increased its Over/Selic rate target from 16% to 19.75% between September 15, 2004 and May 18, 2005. After leaving the Over/Selic rate target unchanged on June 15, 2005, July 20, 2005 and August 17, 2005, the Central Bank reduced its Over/Selic target to 19.50% on September 14, 2005, 19.0% on October 19, 2005, 18.5% on November 23, 2005, 18.0% on December 14, 2005, 17.25% on January 18, 2006, 16.5% on March 8, 2006, 15.75% on April 19, 2006, 15.25% on May 31, 2006 and 14.75% on July 19, 2006.

Public Finance

During the six-month period ended June 30, 2006, Brazil’s accumulated consolidated public sector primary surplus was R$57.2 billion (5.8% of GDP), compared with the R$60.0 billion (6.5% of GDP) consolidated public sector primary surplus for the corresponding period in 2005. The accumulated consolidated public sector nominal deficit for the six-month period ended June 30, 2006 was R$24.5 billion (2.5% of GDP), compared with the R$20.2 billion (2.2% of GDP) consolidated public sector nominal deficit for the corresponding period in 2005.

Public Debt

Brazil’s net public sector debt stood at R$1,024.3 billion (or 50.3% of GDP) on June 30, 2006, compared with R$957.0 billion (or 51.7% of GDP) on December 31, 2004 and R$1,002.5 billion (or 51.6% of GDP) on December 31, 2005. On June 30, 2006, Brazil’s consolidated net public sector external debt was a negative R$750 million (or a negative 0.04% of GDP).

On June 30, 2006, Brazil’s U.S. dollar-indexed federal domestic debt securities totaled approximately R$23.3 billion (2.3% of all federal domestic debt securities), down from approximately R$26.4 billion (2.7% of all federal domestic debt securities) on December 31, 2005. The aggregate principal amount of the federal domestic debt securities indexed to the Over/Selic rate also declined to R$432.1 billion (42.5% of all federal domestic debt securities) on June 30, 2006 from R$507.2 billion (51.8% of all federal domestic debt securities on December 31, 2005. By contrast, fixed rate federal domestic debt securities increased to R$340.0 billion (33.5% of all federal domestic debt securities) on June 30, 2006 from R$293.9 billion (30.0% of all federal domestic debt securities) on December 31, 2005.

In June 2006, the average tenor of Brazil’s federal domestic debt securities was 29.2 months, a reduction from the average tenor of 33.2 months in December 2002 and 31.3 months in December 2003, but an increase from the average tenor of 28.1 months in December 2004 and 27.4 months in December 2005. In 2003 and 2004, Brazil’s effort to reduce its vulnerability to external shocks by increasing its issuance of federal domestic fixed-rate debt securities contributed to a further reduction of the average maturity of Brazil’s domestic debt securities, because Brazil’s fixed-rate federal domestic debt securities tend to be short-term securities. For a description of certain external shocks to which Brazil has been subject, see “The Brazilian Economy—Recent Economic Events and Policies” in Brazil’s Annual Report for 2005 on Form 18-K filed with the SEC on June 30, 2006. Of the R$1,016.1 billion in federal domestic debt securities outstanding on June 30, 2006, 41.1% were scheduled to mature on or before June 30, 2007.

TERMS OF THE INVITATION

Terms and Purpose of the Invitation

Brazil is inviting holders of Old Bonds to submit one or more offers to exchange Old Bonds for 2037 Global Bonds, on the terms and subject to the conditions described in this prospectus supplement and the accompanying prospectus. The terms of the 2037 Global Bonds are described in “Description of the 2037 Global Bonds.” The invitation commences today, July 27, 2006, and expires at 3:00 P.M., New York City time, on August 2, 2006, unless Brazil, in its sole and absolute discretion, extends it or terminates it earlier.

Purpose; Maximum and Minimum Issue Size; Original Issue Discount

The invitation is part of a broader program implemented by Brazil in an effort to manage its liabilities. In addition, the issuance of the 2037 Global Bonds is intended to provide a liquid, sovereign-risk benchmark for Brazil.

Brazil will issue not more than U.S.$1,500,000,000 aggregate principal amount of 2037 Global Bonds pursuant to the invitation. There is no minimum aggregate principal amount of 2037 Global Bonds that must be issued pursuant to the invitation. Brazil reserves the right, in its sole and absolute discretion, not to issue any 2037 Global Bonds pursuant to the invitation.

The 2037 Global Bonds will not be issued with original issue discount for U.S. federal tax purposes, so as to be fungible with 2037 Global Bonds currently outstanding. As a result, Brazil will not accept any Old Bonds for exchange if the re-offer price calculated in accordance with the method described herein would result in the 2037 Global Bonds exchangeable for Old Bonds being issued with original issue discount.

Methodology Generally; No Recommendation

You should independently analyze the value of the Old Bonds and the 2037 Global Bonds and make your own assessment of the terms of the invitation. None of Brazil, any joint dealer manager, the exchange agents or the Luxembourg exchange agent has expressed any opinion as to whether the terms of the invitation are fair. None of Brazil, any joint dealer manager, the exchange agents or the Luxembourg exchange agent makes any recommendation that you offer to exchange Old Bonds or refrain from offering to do so pursuant to the invitation, and no one has been authorized by Brazil, any joint dealer manager, the exchange agents or the Luxembourg exchange agent to make any such recommendation.

Consideration to be Received Pursuant to Exchange Offers

If your Old Bonds are accepted in exchange for 2037 Global Bonds, you will receive, in exchange for each U.S.$1,000 of principal amount of Old Bonds exchanged, 2037 Global Bonds in a principal amount equal to U.S.$1,000 plus an amount in cash as described below.

Determination of Cash Payment

If your Old Bonds are accepted in exchange for 2037 Global Bonds, in addition to the 2037 Global Bonds to which you will be entitled, you will receive an amount in cash in U.S. dollars. For each series of Old Bonds exchanged, this cash amount will equal the difference between the exchange price of that series of Old Bonds and the re-offer price of the 2037 Global Bonds. You will also receive an amount in cash equal to the accrued and unpaid interest (to but not including the settlement date) on that series of Old Bonds minus the accrued and unpaid interest (to but not including the settlement date) on the 2037 Global Bonds. For an illustration of how the cash payment will be calculated, see “— Cash Payment Illustrative Example” below.

For purposes of determining the cash payment amount, the “exchange price” for each series of Old Bonds is the price per U.S.$1,000 principal amount for that series (rounded to the nearest cent, with U.S.$0.005 to be taken as a full cent) intended to result in a yield to maturity, calculated in accordance with standard market practice, on the settlement date equal to the sum of:

•	UST Benchmark Rate, plus

•	the exchange spread for the relevant series.

The exchange spread for each series of Old Bonds will be the sum of:

•	the re-offer spread for the 2037 Global Bonds, plus

•	the clearing spread differential for the relevant series, as determined pursuant to the reverse modified Dutch auction.

For purposes of determining the cash payment amount, the “re-offer price” for the 2037 Global Bonds is the price per U.S.$1,000 principal amount (rounded to the nearest cent, with U.S.$0.005 to be taken as a full cent) intended to result in a yield to maturity, calculated in accordance with standard market practice, on the settlement date equal to the sum of:

•	UST Benchmark Rate, plus

•	the re-offer spread for the 2037 Global Bonds.

The “UST Benchmark Rate” means the yield to maturity (calculated in accordance with standard market practice) corresponding to the bid-side price, as reported on Page PX1 of the Bloomberg U.S. Treasury Pricing Monitor, or any recognized quotation source selected by Brazil in its sole discretion if the Bloomberg U.S. Treasury Pricing Monitor is not available or is manifestly erroneous, as of 3:30 P.M., New York City time, on the expiration date, for the U.S. Treasury 5.375% Bond due February 15, 2031.

Cash Payment Illustrative Example

The information provided in the following table is for illustrative purposes only and does not reflect Brazil’s expectations, and we make no representation with respect to the actual consideration that may be paid pursuant to the invitation. Each actual exchange offer yield, Old Bond exchange price, 2037 Global Bond yield and 2037 Global Bond re-offer price may be greater or less than the amount shown in the following table, depending on the UST Benchmark Rate, the re-offer spread of the 2037 Global Bonds and the final clearing spread differential for each series of Old Bonds that are set by Brazil in its sole discretion.

For Illustrative Purposes Only

UST Benchmark Security: 5.375% U.S. Treasury Notes due February 15, 2031

Hypothetical UST Benchmark Rate: 5.160%

Description	Re-offer Spread (in Basis Points)	Re-offer Yield	Re-Offer Price (per $1,000 principal)	Accrued Interest (per $1,000 principal) (1)
7.125% Global Bonds due 2037	+213	7.290%	$979.85	$5.15

(1)	As of August 16, 2006, the projected settlement date. To be deducted from the accrued interest payable in respect of the Old Bonds.

Old Bond	Clearing Spread Differential (in Basis Points) (1)	Exchange Spread (in Basis Points)	Exchange Yield	Exchange Price	Cash Payment (per $1,000 principal) (2)	Accrued Interest (per $1,000 principal) (3)	Cash Payment (per $1,000 principal) (4)
12.75% Bonds due 2020	-14	+199	7.150%	$1,477.83	$497.98	$10.98	$503.81
8 7/8% Bonds due 2024	0	+213	7.290%	$1,155.87	$176.02	$29.83	$200.70
8 7/8% Bonds due 2024, Series B	+2	+215	7.310%	$1,153.68	$173.83	$29.83	$198.51
10 1/8% Bonds due 2027	+4	+217	7.330%	$1,295.45	$315.60	$25.59	$336.05
12 1/4% Bonds due 2030	+14	+227	7.430%	$1,532.27	$552.42	$54.44	$601.72

(1)	The maximum clearing spread differential for each series has been assumed.
(2)	Exchange price of Old Bonds minus re-offer price of 2037 Global Bonds.
(3)	As of August 16, 2006, the projected settlement date.
(4)	Includes the addition of the accrued interest of the Old Bonds and the subtraction of the accrued interest of the 2037 Global Bonds, in each case to, but not including, August 16, 2006, the projected settlement date.

The Reverse Modified Dutch Auction

The invitation will be conducted pursuant to a reverse modified Dutch auction process as to the clearing spread differential for each series of Old Bonds. The exchange spread used to calculate the price of each series of Old Bonds will be the sum of the “clearing spread differential” for that series of Old Bonds and the re-offer spread used to calculate the price of the 2037 Global Bonds, each spread being relative to the UST Benchmark Rate.

Competitive offers must specify a spread differential in whole basis points within the applicable range set forth in the following table:

Old Bond	Minimum Clearing Spread Differential	Maximum Clearing Spread Differential
	(in basis points)	(in basis points)
12.75% Bonds due 2020	-24	-14
8 7/8% Bonds due 2024	zero	zero
8. 7/8% Bonds due 2024, Series B	zero	2
10 1/8% Bonds due 2027	zero	4
12 1/4% Bonds due 2030	zero	14

For the 8 7/8% Bonds due 2024, the Minimum and Maximum Clearing Spread Differentials are the same (and both equal to zero). As a result, all tenders of the 8 7/8% Bonds due 2024 will be deemed to be non-competitive offers.

Your exchange offer may be either:

•	a “competitive offer”, expressed in increments of positive one basis point or negative one basis point, as the case may be, which specifies the spread differential on a series of Old Bonds that you would accept as the clearing spread differential (as defined below) for that series of Old Bonds, such competitive offer specifying a spread differential that is lower than the applicable maximum clearing spread differential but is not less than the applicable minimum clearing spread differential; or

•	a “noncompetitive offer”, which does not specify a desired clearing spread differential.

The “clearing spread differential” for a series of Old Bonds will be added to the re-offer spread for the 2037 Global Bonds, and this sum will be used to calculate the exchange price of that series of Old Bonds. Each Clearing spread differential will be expressed as a positive or negative number of basis points, as the case may be.

The re-offer spread for the 2037 Global Bonds will be used to calculate the re-offer price of the 2037 Global Bonds.

Old bonds may be offered for exchange only in an authorized denomination, with a minimum offer requirement of U.S.$1,000 of the principal amount (whether you submit a competitive or a noncompetitive offer). There is no limit on the principal amount of Old Bonds that may be offered for exchange. However, all offers, including noncompetitive offers, may be subject to proration, on a series-by-series basis.

Illustrative Example

Based on the indicated hypothetical re-offer spread of the 2037 Global Bonds, the minimum exchange spread and maximum exchange spread for each series of Old Bonds based on the minimum clearing spread differential and maximum clearing spread differential would be as follows:

Hypothetical re-offer spread of 2037 Global Bonds: +213 basis points

Old Bond	Minimum Clearing Spread Differential	Minimum Exchange Spread of Old Bonds	Maximum Clearing Spread Differential	Maximum Exchange Spread of Old Bonds
12.75% Bonds due 2020	-24	+189	-14	+199
8 7/8% Bonds due 2024	zero	+213	zero	+213
8 7/8% Bonds due 2024, Series B	zero	+213	2	+215
10 1/8% Bonds due 2027	zero	+213	4	+217
12 1/4% Bonds due 2030	zero	+213	14	+227

Announcement of 2037 Global Bond Re-Offer Spread; Determination of UST Benchmark Rate

At or around 10:00 A.M., New York City time, on the expiration date or as soon as practicable thereafter, Brazil will select, in its sole and absolute discretion, and announce the re-offer spread for the 2037 Global Bonds. Brazil will make the announcement of the 2037 Global Bond re-offer spread by press release issued to the news media in accordance with applicable law and by an announcement on the website of the Luxembourg Stock Exchange (www.bourse.lu) as described in “—Publication.”

At 3:30 P.M., New York City time, on the expiration date, Brazil will determine the UST Benchmark Rate in the manner described under “— Determination of Cash Payment.”

Order of Acceptance; Proration

Brazil may in its sole discretion reject all offers of one or more series of Old Bonds. Once Brazil selects the clearing spread differential (which may not be higher than the applicable maximum clearing spread differential) for each series of Old Bonds for which it will accept offers and the principal amount of such series of Old Bonds that it will accept, Brazil will accept for exchange for 2037 Global Bonds all offers of Old Bonds properly submitted at or above the applicable clearing spread differential in the following order of priority:

•	first, noncompetitive offers to exchange, and

•	second, competitive offers to exchange specifying an offer spread differential equal to or higher than the applicable clearing spread differential.

If the aggregate principal amount of Old Bonds of any series to be acquired in exchange for 2037 Global Bonds pursuant to the invitation would exceed the maximum aggregate principal amount of Old Bonds of that series that Brazil decides to acquire, Brazil will, for each relevant series,

•	reduce the aggregate principal amount of Old Bonds of that series to be acquired pursuant to competitive offers made at a spread differential equal to or higher than the applicable clearing spread differential, and

•	if, after reducing to zero the aggregate principal amount of Old Bonds of that series to be acquired pursuant to competitive offers, the aggregate principal amount of Old Bonds of that series still exceeds the maximum aggregate principal amount of Old Bonds of that series that Brazil decides to acquire, reduce the aggregate principal amount of Old Bonds of that series to be acquired pursuant to noncompetitive offers, in each case, on a pro rata basis and in increments of U.S.$1,000 in principal amount, rounded down to the nearest integral multiple of U.S.$1,000 until the aggregate principal amount of 2037 Global Bonds that Brazil has determined to acquire is approximately reached.

Once Brazil has announced, by press release issued to the news media, the acceptance of any exchange offers in accordance with the terms of the invitation, Brazil’s acceptance will be irrevocable. Exchange offers, as so accepted, will constitute binding obligations of the submitting holders of Old Bonds and Brazil to settle the exchange in the manner described in “—Settlement.”

Announcement of Exchange Offer Results

On the announcement date, Brazil, after reviewing the exchange offers, will determine in its sole and absolute discretion whether to accept any exchange offers. If Brazil elects to accept any exchange offers, it will select in its sole and absolute discretion the clearing spread differential for and the amount of each series of the Old Bonds for which exchange offers will be accepted.

At or around 11:00 A.M., New York City time, on the announcement date, Brazil will announce:

•	the clearing spread differential for each series of the Old Bonds accepted in exchange for 2037 Global Bonds and the resulting Old Bond exchange price for each series of the Old Bonds accepted in exchange for 2037 Global Bonds;

•	the UST Benchmark Rate;

•	the approximate aggregate principal amount of each series of Old Bonds accepted in exchange for 2037 Global Bonds (which could, in the case of any or all series, be zero);

•	the approximate aggregate principal amount of 2037 Global Bonds to be issued pursuant to the invitation (which could be zero);

•	the 2037 Global Bond re-offer price; and

•	information concerning any applicable proration.

Brazil will make all of the foregoing announcements by press release issued to the news media in accordance with applicable law and by an announcement on the website of the Luxembourg Stock Exchange (www.bourse.lu) as described in “—Publication.”

Procedures for Submitting Exchange Offers

General

If you wish to submit an offer pursuant to the invitation, you must deliver or arrange to have delivered your exchange offer as described below under “—Invitation Procedures.” You may make your offer in the form of a competitive offer or a non-competitive offer.

Non-Competitive Offers

You may submit a noncompetitive offer by specifying the series and principal amount of Old Bonds that are the subject of your noncompetitive offer without designating a spread differential. If Brazil accepts your noncompetitive offer, you will be entitled to the benefit of the clearing spread differential.

The principal amount of each series of Old Bonds you may offer for exchange in a noncompetitive offer must be an integral multiple of U.S.$1,000.

Competitive Offers

You may submit one or more competitive offers specifying a spread differential for the relevant series of Old Bonds. Competitive offers must specify:

•	a spread differential lower than the maximum clearing spread differential specified in the table above, but not less than the minimum clearing spread differential specified in the table above, that you would be willing to accept as a clearing spread differential; this spread differential that you specify is your “offer spread differential “; and

•	the series and aggregate principal amount of Old Bonds that you are willing to exchange for 2037 Global Bonds at your offer spread differential.

If you elect to submit a competitive offer, you must specify an offer spread differential in increments of positive one basis point or negative one basis point, as the case may be.

If your competitive offer is accepted by Brazil, you will be entitled to the benefit of the applicable clearing spread differential for your Old Bonds, even if you specified an offer spread differential higher than such clearing spread differential in your competitive offer.

If you specify an offer spread differential for any series of Old Bonds that is lower than the clearing spread differential selected by Brazil for that series of Old Bonds your exchange offer for that series of Old Bonds will not be accepted.

If you submit a competitive offer that specifies an offer spread differential that is higher than or equal to the applicable maximum clearing spread differential set forth in this prospectus supplement, your offer will be deemed a noncompetitive offer.

The principal amount of each series of Old Bonds you may offer for exchange in a competitive offer must be an integral multiple of U.S.$1,000.

Invitation Procedures

General

If you wish to submit an exchange offer pursuant to the invitation, you, the custodial entity or direct participant (as the case may be) through which you hold your Old Bonds must submit, at or prior to 3:00 P.M., New York City time, on the expiration date, your offer to exchange Old Bonds in the applicable manner described below.

By submitting an exchange offer with respect to any series of Old Bonds and thereby offering to exchange them pursuant to the invitation, you are deemed to make certain acknowledgments, representations, warranties and undertakings to Brazil, the joint dealer managers, the exchange agents and the Luxembourg exchange agent as set forth under “Holders’ Representations, Warranties and Undertakings.”

Procedures for Submitting Exchange Offers with Respect to Any Series of Old Bonds Held Through DTC

If you hold any series of Old Bonds through DTC, you must arrange for a direct participant in DTC to submit your exchange offer to DTC through DTC’s Automated Tender Offer Program (“ATOP”) and follow the procedure for book-entry transfer set forth below. DTC has confirmed that the invitation is eligible for ATOP. Accordingly, a DTC participant whose name appears on a security position listing as the holder of the relevant Old Bonds must electronically transmit its submission of an exchange offer by causing DTC to transfer Old Bonds in the participant’s account to the exchange agents’ account at DTC in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message to the exchange agents.

The term “Agent’s Message” means a message, transmitted by DTC, received by the exchange agents and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the terms of the invitation (as set forth in this prospectus supplement) and that Brazil may enforce such agreement against such participant. Holders who intend to tender their Old Bonds on the expiration date should allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

Although transfer of the Old Bonds to the exchange agents’ account at DTC may be effected through book-entry at DTC, an Agent’s Message must be transmitted by DTC and received by the exchange agents on or prior to the expiration date in order to validly tender your Old Bonds pursuant to the invitation. DTC participants who wish to submit a competitive offer must use the “bid price” line in DTC’s ATOP system to quote the spread differential for the Old Bonds that it is willing to accept as the offer spread differential applicable to such Old Bonds.

Your offer must be submitted through DTC’s ATOP system in accordance with the deadlines and procedures established by DTC, and an Agent’s Message with respect to your exchange offer must be received by the exchange agents at or prior to 3:00 P.M., New York City time, on the expiration date.

Exchange Offers with Respect to Old Bonds Held in Euroclear or Clearstream, Luxembourg

If you hold your Old Bonds through Euroclear or Clearstream, Luxembourg, you must arrange for a direct participant in Euroclear or Clearstream, Luxembourg, as the case may be, to deliver your exchange offer, which includes “blocking” instructions (as defined below), to Euroclear or Clearstream, Luxembourg in accordance with the procedures and deadlines specified by Euroclear or Clearstream, Luxembourg at or prior to 3:00 P.M., New York City time, on the expiration date.

“Blocking instructions” means:

•	irrevocable instructions to block any attempt to transfer your Old Bonds on or prior to the settlement date;

•	irrevocable instructions to debit your account on the settlement date in respect of all of your Old Bonds, or in respect such lesser portion of your Old Bonds as are accepted for exchange by Brazil, upon receipt of an instruction by the exchange agents to receive your Old Bonds for Brazil, and

•	an irrevocable authorization to disclose, to the exchange agents, the identity of the participant account holder and account information;

subject to the automatic withdrawal of the irrevocable instruction in the event that the invitation is terminated by Brazil and your right to withdraw your offer to exchange prior to 3:00 P.M., New York City time, on the expiration date.

Your exchange offer, which includes your “blocking” instructions, must be delivered and received by Euroclear or Clearstream, Luxembourg in accordance with the procedures established by them and on or prior to the deadlines established by each of those clearing systems. You are responsible for informing yourself of these deadlines and for arranging the due and timely delivery of “blocking” instructions to Euroclear or Clearstream, Luxembourg.

Exchange Offers with Respect to Old Bonds Held by Custodians

If you hold your Old Bonds through a custodian, you may not submit an exchange offer directly. You should contact that custodian to submit exchange offers on your behalf. In the event that your custodian is unable to submit an offer to exchange or “blocking” instructions through the applicable clearing system, as applicable, on your behalf, you should contact a joint dealer manager for assistance in submitting your exchange offer. There can be no assurance that such joint dealer manager will be able to assist you in successfully submitting your exchange offer.

Exchange Offers Submitted by the Joint Dealer Managers

You may request that a joint dealer manager submit an exchange offer on your behalf. In order to do this, you will need to communicate your request to such joint dealer manager, who is under no obligation to act on your behalf and may impose additional conditions before submitting an exchange offer on your behalf.

If your exchange offer is submitted on your behalf by a joint dealer manager, you will not be required to “block” your Old Bonds at DTC, Euroclear or Clearstream, Luxembourg (as applicable) prior to the expiration date. However, if all or any part of your exchange offer is accepted by Brazil, you must “block” the appropriate amount of your Old Bonds no later than August 4, 2006, the trading day following the announcement date.

If your exchange offer is accepted in part as a result of proration, you should “block” only that portion of your offer that is accepted. The joint dealer managers will advise you as to the amount of your Old Bonds in your exchange offer that is accepted.

In order to “block” the amount of your Old Bonds that is accepted, you must instruct the direct participant that holds your Old Bonds at the applicable clearing system to:

•	in the case of DTC, irrevocably deliver such amount of your Old Bonds to the exchange agents’ account at DTC, using DTC’s ATOP system as described above; and

•	in the case of Euroclear or Clearstream, Luxembourg, submit irrevocable “blocking” instructions (defined above) with respect to such amount of your Old Bonds;

in each case, with the Reference Code (defined below) included in the instruction submitted by such direct participant.

If your exchange offer is accepted, a “Reference Code” will be provided to you by the applicable joint dealer manager. You MUST instruct the direct participant who “blocks” your Old Bonds to include this Reference Code in its instruction to “block”. This Reference Code will be used to assist the exchange agents in reconciling the exchange offer submitted on your behalf with the “blocking” instruction submitted by the direct participant holding your Old Bonds. To the extent that this “blocking” instruction cannot for any reason be promptly and unmistakably reconciled with your exchange offer, you will still be responsible for delivering such Old Bonds to Brazil and may be liable for this delay.

Luxembourg Procedures

If you are in Luxembourg, you may (but are not required to) contact the Luxembourg exchange agent and ask it to assist you in submitting your offer to exchange according to one of the procedures described above. Any services in connection with the invitation may be performed in Luxembourg, at the offices of the Luxembourg exchange agent, where all information and documentation in connection with the invitation will be available free of charge.

Deadlines

You are responsible for arranging the timely delivery of your “blocking” instructions and your offer to exchange.

None of Brazil, any joint dealer manager, the exchange agents or the Luxembourg exchange agent will be responsible for the communication of exchange offers by:

•	holders of Old Bonds to the direct participant in DTC, Euroclear or Clearstream, Luxembourg through which they hold Old Bonds; or

•	holders of Old Bonds or the direct participant to the exchange agents, the Luxembourg exchange agent, DTC, Euroclear or Clearstream, Luxembourg.

If you hold Old Bonds through a broker, dealer, commercial bank or financial institution, you should consult with that institution as to whether it will charge any service fees.

Irrevocability; Withdrawal Rights

Your exchange offer will become irrevocable upon the expiration of the invitation, which unless extended or earlier terminated by Brazil shall be at 3:00 P.M., New York City time, on the expiration date. However, any exchange offer can be withdrawn prior to the expiration of the invitation on the expiration date by withdrawing the offer to exchange in accordance with the procedures established by, and within the respective deadlines of, DTC, Euroclear or Clearstream, Luxembourg, as the case may be. If you have requested that a joint dealer manager or a custodian submit an exchange offer on your behalf and you would like to withdraw or revise your exchange offer, you should contact that joint dealer manager or that custodian and request it to so withdraw or revise your exchange offer prior to the expiration of the invitation. You should be aware, however, that the joint dealer manager or the custodian may impose earlier deadlines for withdrawing or revising an exchange offer in accordance with their procedures. If Brazil terminates the invitation without accepting any exchange offers, all exchange offers shall automatically be deemed to be withdrawn. If Brazil accepts any exchange offers, any exchange offers not so accepted, shall automatically be deemed to be withdrawn.

Irregularities

All questions regarding the validity, form and eligibility, including time of receipt or revocation or revision, of any “blocking” instructions or exchange offer will be determined by Brazil in its sole and absolute discretion, which determination will be final and binding. Brazil reserves the absolute right to reject any and all exchange offers not in proper form or for which any corresponding agreement by Brazil to exchange may, in the opinion of Brazil’s counsel, be unlawful. Brazil reserves the absolute right to waive any of the conditions of the invitation or defects in exchange offers. None of Brazil, any joint dealer manager, the exchange agents or the Luxembourg exchange agent shall be under any duty to give notice to you, as the offering holder of Old Bonds, of any irregularities in exchange offers or exchanges, nor shall any of them incur any liability for the failure to give such notice.

No Participation by Brazil

Brazil may not submit any exchange offers.

Participation by Brazilian Governmental Agencies

Brazilian governmental agencies may submit exchange offers on a non-competitive basis pursuant to the invitation, to the extent permitted by applicable law.

“Brazilian governmental agency” means the Central Bank or any governmental agency or any institution under the direct or indirect control of Brazil or any Brazilian governmental agency acting at the direction of, or on behalf of, Brazil. Regulation of financial institutions in Brazil by regulatory authorities of Brazil does not constitute control for this purpose.

Participation by the Joint Dealer Managers

The joint dealer managers will be permitted to submit competitive or noncompetitive exchange offers as holders of Old Bonds. Brazil will not require a joint dealer manager to deliver “blocking” instructions prior to the end of the submission period. DTC, Euroclear or Clearstream, Luxembourg, as applicable, however, must receive “blocking” instructions with respect to any such exchange offers accepted by Brazil no later than August 4, 2006, the trading day following the announcement date.

Term of Invitation, Termination and Amendments

The invitation will expire at 3:00 P.M., New York City time, on August 2, 2006, unless Brazil in its sole and absolute discretion extends it or terminates it earlier.

At any time before Brazil announces, on the announcement date, the acceptance of any exchange offers by press release issued to the news media, Brazil may, in its sole and absolute discretion:

•	terminate the invitation, including with respect to exchange offers submitted prior to the time of the termination;

•	extend the invitation past the originally scheduled expiration date; or

•	amend the invitation from time to time in any fashion.

Publication

Information about the invitation will, to the extent provided in this prospectus supplement, be published by press release issued to the news media in accordance with applicable law and by an announcement on the website of the Luxembourg Stock Exchange (www.bourse.lu). These notices will, among other things, include the names of the joint dealer managers, the exchange agents and the Luxembourg exchange agent.

Settlement

The settlement date for the invitation will be the ninth trading day following the announcement date (or, if such trading day is not a business day, the next succeeding trading day which is a business day). Under the current schedule, the settlement date will be August 16, 2006.

On the settlement date:

•	If Brazil has accepted your exchange offer, you, as the identified account holder, or DTC, Euroclear or Clearstream, Luxembourg, as the case may be, on your behalf, must deliver to Brazil good and marketable title to your Old Bonds, free and clear of all liens, charges, claims, encumbrances, interests, rights of third parties and restrictions of any kind.

•	In return you will receive, as applicable:

•	solely by credit to the DTC, Euroclear or Clearstream, Luxembourg account in which your Old Bonds being exchanged were held, the 2037 Global Bonds to which you are entitled; and

•	solely by same-day credit to the DTC, Euroclear or Clearstream, Luxembourg account in which your Old Bonds being exchanged were held, the cash to which you are entitled pursuant to the terms of the invitation.

The determination by Brazil of the consideration to be received by the bondholders and any other calculation or quotation made with respect to the invitation shall be conclusive and binding on you, absent manifest error.

Market for the Old Bonds and 2037 Global Bonds

Brazil intends to cancel all Old Bonds acquired by it pursuant to the invitation. Accordingly, the exchange of Old Bonds pursuant to the invitation will reduce the aggregate principal amount of Old Bonds that otherwise might trade in the public market, which could adversely affect the liquidity and market value of the remaining Old Bonds not offered or accepted pursuant to the invitation. Old Bonds not exchanged pursuant to the invitation will remain outstanding.

Application has been made to list the 2037 Global Bonds on the Luxembourg Stock Exchange and to have the 2037 Global Bonds, together with the previously issued 7.125% Global Bonds due 2037, traded on the Euro MTF Market, the alternative market of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the 2037 Global Bonds. The price at which the 2037 Global Bonds will trade in the secondary market is uncertain.

Certain Other Matters

Brazil reserves the right following completion or cancellation of the invitation to offer to exchange or buy Old Bonds or sell new securities (including additional 2037 Global Bonds), or to issue a new invitation to submit offers to exchange or sell Old Bonds or purchase new securities, in each case on terms that may be the same as, or more or less favorable than those contemplated by the invitation. The making of any such new offers and the making of any new invitation will depend on various factors, including interest rates prevailing at such time and the principal amount of Old Bonds retired pursuant to the invitation.

THE OLD BONDS

The following chart sets forth certain summary information with respect to each series of the Old Bonds:

Old Bond Description	Annual Interest Rate	Interest Payment Dates	Maturity	CUSIP	ISIN	Common Code
12.75% U.S. Dollar-Denominated Global Bonds due 2020	12.75%	on each January 15 and July 15	January 15, 2020	105756AK6	US105756AK66	010616123
8 7/8% U.S. Dollar-Denominated Global Bonds due 2024	8.875%	on each April 15 and October 15	April 15, 2024	105756AR1	US105756AR10	012631375
8 7/8% U.S. Dollar-Denominated Global Bonds due 2024, Series B	8.875%	on each April 15 and October 15	April 15, 2024	105756AZ3	US105756AZ36	017244388
10 1/8% U.S. Dollar-Denominated Unsecured Global Bonds due 2027	10.125%	on each May 15 and November 15	May 15, 2027	105756AE0	US105756AE07	007687117
12 1/4% U.S. Dollar-Denominated Global Bonds due 2030	12.25%	on each March 6 and September 6	March 6, 2030	105756AL4	US105756AL40	010862957

The Old Bonds constitute direct, general, unsecured and unconditional external indebtedness of Brazil.

The Old Bonds are listed on the Luxembourg Stock Exchange.

The foregoing description does not purport to be complete and is qualified in its entirety by the applicable documentation for the Old Bonds, copies of which are on file and available for inspection at the office of the fiscal agent and at the office of the paying agent in Luxembourg.

DESCRIPTION OF THE 2037 GLOBAL BONDS

The 2037 Global Bonds will be a further issuance of, and will be consolidated to form a single series with, the U.S.$ 1,500,000,000 aggregate principal amount of Brazil’s outstanding 7.125% Global Bonds due 2037, of which U.S.$1,000,000,000 were originally issued on January 18, 2006 and U.S.$500,000,000 were issued on March 23, 2006. Brazil will issue the 2037 Global Bonds under the fiscal agency agreement, dated as of November 1, 1996, as amended by Amendment No. 1 thereto, dated as of April 28, 2003, Amendment No. 2 thereto, dated as of March 30, 2004, and Amendment No. 3 thereto, dated as of June 28, 2004, between Brazil and JPMorgan Chase Bank, N.A., as fiscal agent.

The following description is a summary of the material provisions of the 2037 Global Bonds and the fiscal agency agreement. Because it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the 2037 Global Bonds. Therefore, Brazil urges you to read the fiscal agency agreement and the form of 2037 Global Bond before making your decision on whether to invest in the 2037 Global Bonds. Brazil has filed a copy of these documents with the SEC and has also deposited copies of these documents at the office of the fiscal agent in New York City.

The following description of the particular terms of the 2037 Global Bonds offered hereby supplements and replaces any inconsistent information set forth in the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

General Terms of the 2037 Global Bonds

The 2037 Global Bonds will:

•	mature at par on January 20, 2037.

•	bear interest at 7.125%, calculated on the basis of a 360-day year consisting of twelve 30-day months, starting on January 20, 2007.

•	pay interest semi-annually in arrears in equal installments on January 20 and July 20 of each year, starting on January 20, 2007, to be paid to the person in whose name the global bond is registered at the close of business on the preceding January 5 or July 5.

•	will be a further issuance of, and will be consolidated to form a single series with, the U.S.$1,500,000,000 aggregate principal amount of Brazil’s outstanding 7.125% Global Bonds due 2037 (CUSIP No. 105756BK5, ISIN No. US105756BK57, Common Code 024104117), of which U.S.$1,000,000,000 were originally issued on January 18, 2006 and U.S.$500,000,000 were issued on March 23, 2006.

•	be designated Type B “Collective Action Securities” under the fiscal agency agreement, and, as such, will contain provisions which are described in the sections entitled “—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus. Under these provisions, Brazil may, among other things, amend the payment provisions of the 2037 Global Bonds and certain other terms with the consent of the holders of 75% of the aggregate principal amount of the outstanding global bonds.

•	be direct, unconditional and general obligations of Brazil and will rank equal in right of payment with all of Brazil’s payment obligations relating to its existing and future unsecured and unsubordinated external indebtedness.

•	be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream, Luxembourg.

•	be issued in fully registered form, without coupons, in minimum denominations of US$1,000 and integral multiples of US$1,000 in excess thereof.

•	be available in definitive form only under certain limited circumstances.

•	not be redeemable prior to maturity and are not entitled to the benefit of any sinking fund.

The 2037 Global Bonds will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to much of Brazil’s outstanding public external indebtedness and described in the accompanying prospectus. These provisions are commonly referred to as “collective action clauses.” Under these provisions, Brazil may amend certain key terms of the 2037 Global Bonds, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding 2037 Global Bonds. Additionally, if an event of default has occurred and is continuing, the 2037 Global Bonds may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding 2037 Global Bonds. Those provisions are described in the sections entitled “—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Payment of Principal and Interest

As long as the 2037 Global Bonds are in the form of fully registered book-entry securities, registered in the name of DTC or a nominee of DTC, Brazil will make payments of principal and interest on the 2037 Global Bonds in U.S. dollars to DTC, which will receive the funds for distribution to the beneficial holders of the 2037 Global Bonds. Brazil expects that holders of the 2037 Global Bonds will be paid in accordance with the procedures of DTC and its direct and indirect participants. Neither Brazil nor the paying agent will have any responsibility or liability for any aspect of the records of, or payments made by, DTC or any failure on the part of DTC in making payments to holders of the 2037 Global Bonds from the funds it receives.

If the 2037 Global Bonds are issued in definitive form and your name is listed as the registered holder of a 2037 Global Bond in the security register maintained by the fiscal agent, Brazil will make its interest and principal payments to you by wire transfer if:

•	you own at least U.S.$1,000,000 aggregate principal amount of the 2037 Global Bonds;

•	not less than 15 days before the payment date, you notify the fiscal agent of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions; and

•	with respect to principal payments, you surrender the 2037 Global Bonds at the corporate trust office of the fiscal agent or at the offices of the other paying agents that Brazil appoints pursuant to the fiscal agency agreement.

If Brazil does not pay interest by wire transfer as described above for any reason, it will, subject to applicable laws and regulations, mail a check to you on or before the due date for the payment at your address as it appears on the security register maintained by the fiscal agent on the applicable record date.

If any date for an interest or principal payment is a day on which the law at the place of payment permits or requires banking institutions to close, Brazil will make the payment on the next banking day at such place. Brazil will treat such payments as if they were made on the due date, and no interest on the 2037 Global Bonds will accrue as a result of this delay in payment.

If any money that Brazil pays to the fiscal agent for the payment of principal of or interest on the 2037 Global Bonds is not claimed at the end of two years after the principal or interest was due and payable, the fiscal agent will repay the money to Brazil. After any such repayment, the fiscal agent will not be liable with respect to the payments. However, Brazil’s obligations to pay the principal of and interest on the 2037 Global Bonds as they become due will not be affected by such repayment. The 2037 Global Bonds will become void (and claims for the principal of, and interest on, the 2037 Global Bonds will become invalid) unless presented for payment within five years after the maturity date (or a shorter period if provided by applicable law).

Default; Acceleration of Maturity

Any of the following events will be an event of default with respect to the 2037 Global Bonds:

(a) a default by Brazil in any payment of principal of or interest on the 2037 Global Bonds which continues for 30 days after such payment was due;

(b) a default which is materially prejudicial to the interests of the holders of the 2037 Global Bonds in the performance of any other obligation under the 2037 Global Bonds which continues for 30 days after the holder of any 2037 Global Bonds provides to the fiscal agent written notice requiring that this default be remedied;

(c) an acceleration of any aggregate principal amount of public external indebtedness of Brazil, which exceeds U.S.$25,000,000 (or its equivalent in any other currency), by reason of an event of default arising from Brazil’s failure to make any payment of principal or interest under its public external indebtedness when due;

(d) a failure of Brazil to make any payment in respect of the public external indebtedness of Brazil in an aggregate principal amount in excess of U.S.$25,000,000 (or its equivalent in any other currency) when due (as such date may be extended by virtue of any applicable grace period or waiver), which continues for 30 days after the holder of any 2037 Global Bonds provides to the fiscal agent written notice requiring that this default be remedied;

(e) a declaration by Brazil of a moratorium with respect to the payment of principal of or interest on public external indebtedness of Brazil which does not expressly exclude the 2037 Global Bonds and which is materially prejudicial to the interests of the holder of the 2037 Global Bonds; or

(f) a denial or repudiation by Brazil of its obligations under the 2037 Global Bonds.

If an event of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding 2037 Global Bonds may, by notice to the fiscal agent, declare all the 2037 Global Bonds to be due and payable immediately. Holders of 2037 Global Bonds may exercise these rights only by providing a written demand to Brazil and the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the 2037 Global Bonds will be immediately due and payable on the date Brazil receives written notice of the declaration, unless Brazil has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding 2037 Global Bonds may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Paying Agents and Transfer Agents

Until the 2037 Global Bonds are paid, Brazil will maintain a paying agent in New York City. Brazil has initially JPMorgan Chase Bank, N.A. to serve as its paying agent and transfer agent in New York City.

In addition, so long as the 2037 Global Bonds are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, Brazil will maintain a paying agent and transfer agent in Luxembourg. Brazil has initially appointed J.P. Morgan Bank Luxembourg S.A. to serve as its Luxembourg paying agent and transfer agent.

Brazil may at any time appoint new paying agents and transfer agents. Brazil will promptly provide notice (as described under “—Notices”) of the termination or appointment of, or of any change in the office of, any paying agent or transfer agent.

Definitive Securities

Brazil will issue 2037 Global Bonds in definitive form in exchange for the book-entry securities only if:

•	DTC notifies Brazil that it is unwilling, unable or no longer qualified to continue to act as depositary or ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 at a time when it is required to be and Brazil does not appoint a successor depositary within 90 days;

•	at any time Brazil decides it no longer wishes to have all or part of the 2037 Global Bonds represented by a book-entry security; or

•	an event of default has occurred and is continuing with respect to the 2037 Global Bonds.

If Brazil issues definitive securities, they will have the same terms and authorized denominations as the book-entry security. You may present definitive securities for transfer, exchange or payment at the corporate trust office of the fiscal agent in New York City, or at the office of the Luxembourg paying agent and transfer agent, according to the procedures in the fiscal agency agreement, and, in the case of definitive securities presented for payment, principal and interest thereon will be payable at the offices of either the fiscal agent in New York City or the Luxembourg paying agent and transfer agent, provided that interest thereon may be paid by check mailed to the registered holders of definitive securities. In the case of a transfer of part of a definitive security, the registrar or transfer agent will issue a new definitive security to the transferee and a second definitive security in respect of the balance of the definitive security to the transferor. Definitive securities presented for transfer must be accompanied by an executed instrument of assignment and transfer, copies of which are available at the office of the Luxembourg transfer agent. You will not be charged a fee for the registration of transfers or exchanges of definitive securities. You may, however, be charged for any stamp tax or other governmental charge that must be paid in connection with the transfer, exchange or registration. Brazil, the fiscal agent and any other agent of Brazil may treat the person in whose name any definitive security is registered as the owner of such security for all purposes.

If any definitive security becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the definitive security or the evidence of its loss, theft or destruction to the fiscal agent or the Luxembourg transfer agent. Brazil and the fiscal agent may require you to sign an indemnity under which you agree to pay Brazil, the fiscal agent or any other agent of Brazil for any losses that they may suffer relating to the definitive security that was mutilated, destroyed, stolen or lost. Brazil and the fiscal agent may also require you to present other documents or proof. After you deliver these documents, if neither Brazil nor the fiscal agent has received notice that a bona fide purchaser has acquired the definitive security you are exchanging, Brazil will execute, and the fiscal agent will authenticate and deliver to you, a substitute definitive security with the same terms as the definitive security you are exchanging. You will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost definitive security.

Notices

So long as the 2037 Global Bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, Brazil will publish notices to the holders of the 2037 Global Bonds on the website of the Luxembourg Stock Exchange, at http://www.bourse.lu, or in a leading newspaper having general circulation in Luxembourg. If Brazil elects to publish notices in Luxembourg, Brazil expects that it will initially make such publication in d’Wort. If publication in a leading newspaper in Luxembourg is not practicable, Brazil will publish such notices in one other leading English language daily newspaper with general circulation in Europe. Brazil will consider a notice to be given on the date of its first publication.

In the case of the book-entry securities, notices also will be sent to DTC or its nominee, as the holder thereof, and DTC will communicate such notices to DTC participants in accordance with its standard procedures.

Further Issues of the 2037 Global Bonds

From time to time, without the consent of holders of the 2037 Global Bonds, and subject to the required approvals under Brazilian law, Brazil may create and issue additional debt securities with the same terms and conditions as those of the 2037 Global Bonds (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to U.S. federal tax laws), a greater amount of original issue discount than the 2037 Global Bonds have as of the date of issuance of such additional debt securities. Brazil may also consolidate the additional debt securities to form a single series with the outstanding 2037 Global Bonds.

Amendments and Waivers

Brazil, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the 2037 Global Bonds with:

•	the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding 2037 Global Bonds that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding 2037 Global Bonds.

However, the holders of not less than 75% in aggregate principal amount of the outstanding 2037 Global Bonds, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the 2037 Global Bonds that would:

•	change the due date for the payment of the principal of, or any installment of interest on, the 2037 Global Bonds;

•	reduce the principal amount of the 2037 Global Bonds;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the 2037 Global Bonds;

•	reduce the interest rate of the 2037 Global Bonds;

•	change the currency in which any amount in respect of the 2037 Global Bonds is payable or the place or places in which such payment is to be made;

•	permit early redemption of the 2037 Global Bonds;

•	change the definition of “outstanding” with respect to the 2037 Global Bonds;

•	change Brazil’s obligation to pay any additional amounts;

•	change the governing law provision of the 2037 Global Bonds;

•	change Brazil’s appointment of an agent for the service of process, the agreement by Brazil not to raise certain defenses based on its sovereign immunity or the agreement by Brazil to submit to arbitration in respect of disputes relating to the 2037 Global Bonds;

•	change the status of the 2037 Global Bonds, as described under “Debt Securities—Status of the Debt Securities” in the accompanying prospectus;

•	in connection with an offer to acquire all or any portion of the 2037 Global Bonds, amend any event of default under the 2037 Global Bonds; or

•	reduce the proportion of the principal amount of the 2037 Global Bonds that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the 2037 Global Bonds; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

We refer to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of the 2037 Global Bonds, can be made without your consent as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding 2037 Global Bonds) agrees to the change.

If both Brazil and the fiscal agent agree, they may, without your consent, modify, amend or supplement the fiscal agency agreement or the 2037 Global Bonds for the purpose of:

•	adding to the covenants of Brazil;

•	surrendering any right or power conferred upon Brazil;

•	securing the 2037 Global Bonds pursuant to the requirements of the 2037 Global Bonds or otherwise;

•	correcting or supplementing any defective provision contained in the fiscal agency agreement or in the 2037 Global Bonds; or

•	amending the fiscal agency agreement or the 2037 Global Bonds in any manner which Brazil and the fiscal agent may determine and that does not adversely affect the interest of any holder of the 2037 Global Bonds in any material respect.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of the 2037 Global Bonds.

For purposes of determining whether the required percentage of holders of 2037 Global Bonds is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, the 2037 Global Bonds or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the 2037 Global Bonds, 2037 Global Bonds owned, directly or indirectly, by Brazil or any public sector instrumentality of Brazil will be disregarded and deemed not to be “outstanding”, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only 2037 Global Bonds that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means Banco Central do Brasil, any department, ministry or agency of the federal government of Brazil or any corporation, trust, financial institution or other entity owned or controlled by the federal government of Brazil or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Please refer to the section entitled “Meetings and Amendments” in the accompanying prospectus for information on the procedures for convening and conducting meetings of the holders of 2037 Global Bonds.

GLOBAL CLEARANCE AND SETTLEMENT

Brazil has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream, Luxembourg, and Brazil takes responsibility for the accurate reproduction of this information. Brazil takes no responsibility, however, for the accuracy of this information. DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Brazil nor the fiscal agent will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Nor will Brazil or the fiscal agent be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized within the meaning of the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the U.S. Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange and the National Association of Securities Dealers, Inc.

The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the 2037 Global Bonds to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge beneficial interests in the 2037 Global Bonds to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Euroclear and Clearstream, Luxembourg

Like DTC, Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement, and lending and borrowing of internationally traded securities. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and other organizations. The joint dealer managers are participants in Euroclear or Clearstream, Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream, Luxembourg participants.

Ownership of the 2037 Global Bonds through DTC, Euroclear or Clearstream, Luxembourg

Brazil will issue the 2037 Global Bonds in the form of one or more fully registered book-entry securities, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry securities. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may hold your beneficial interests in the book-entry securities through Euroclear or Clearstream, Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in the book-entry securities in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

Brazil and the fiscal agent generally will treat the registered holder of the 2037 Global Bonds, initially Cede & Co., as the absolute owner of the 2037 Global Bonds for all purposes. Once Brazil and the fiscal agent make payments to the registered holders, Brazil and the fiscal agent will no longer be liable on the 2037 Global Bonds for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry securities, you must rely on the procedures of the institutions through which you hold your interests in the book-entry securities (including DTC, Euroclear, Clearstream, Luxembourg, and their participants) to exercise any of the rights granted to the holder of the book-entry securities. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry securities, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the 2037 Global Bonds through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the fiscal agency agreement or the 2037 Global Bonds. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as a holder under the 2037 Global Bonds or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream, Luxembourg will take such actions only in accordance with their respective rules and procedures.

You may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg

Since the purchaser determines the place of delivery, it is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be on the desired value date. Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the following procedures in order to facilitate transfers of interests in the book-entry security among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither Brazil nor the fiscal agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the 2037 Global Bonds among themselves in the ordinary way according to DTC rules governing global securities issues.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants

Participants in Euroclear and Clearstream, Luxembourg will transfer interests in the 2037 Global Bonds among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg governing conventional Eurobonds.

Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

When the 2037 Global Bonds are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the 2037 Global Bonds and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the 2037 Global Bonds will be credited to the depositary’s account. After settlement has been completed, DTC will credit the 2037 Global Bonds to Euroclear or Clearstream, Luxembourg, Euroclear or Clearstream, Luxembourg will credit the 2037 Global Bonds, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the 2037 Global Bonds by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the 2037 Global Bonds are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the 2037 Global Bonds. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the 2037 Global Bonds were credited to the participant’s account. However, interest on the 2037 Global Bonds would accrue from the value date. Therefore, in many cases the interest income on 2037 Global Bonds which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the 2037 Global Bonds can use its usual procedures for transferring 2037 Global Bonds to the depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream, Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer 2037 Global Bonds through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the 2037 Global Bonds to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream, Luxembourg participant selling the 2037 Global Bonds has a line of credit with Euroclear or Clearstream, Luxembourg and elects to be in debit for the 2037 Global Bonds until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

Finally, a day trader that uses Euroclear or Clearstream, Luxembourg and that purchases 2037 Global Bonds from a DTC participant for credit to a Euroclear or Clearstream, Luxembourg accountholder should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

•	borrowing through Euroclear or Clearstream, Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream, Luxembourg account) in accordance with the clearing system’s customary procedures;

•	borrowing the 2037 Global Bonds in the United States from a DTC participant no later than one day prior to settlement which would give the 2037 Global Bonds sufficient time to be reflected in the borrower’s Euroclear or Clearstream, Luxembourg account in order to settle the sale side of the trade; or

•	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream, Luxembourg accountholder.

HOLDERS’ REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

By submitting an exchange offer with respect to any Old Bonds and thereby offering to exchange them pursuant to the invitation, you are deemed to acknowledge, represent, warrant and undertake to Brazil, the information agent, the exchange agents, the Luxembourg exchange agent and the joint dealer managers, on each of the dates that such “blocking” instructions are submitted, that:

•	you have received and reviewed the prospectus supplement and the accompanying prospectus,

•	you have submitted an exchange offer in respect of the principal amount of the Old Bonds tendered in your competitive or non-competitive offer, as applicable, subject to the terms and the conditions (including the jurisdictional restrictions) of the invitation as set forth in the prospectus supplement (and subject to Brazil’s right to terminate or amend the invitation and to your right to withdraw this exchange offer prior to the expiration date, in either case in the manner specified in the invitation),

•	you are a person for whom it is lawful to participate in the invitation under the applicable securities laws contained under the caption “Jurisdictional Restrictions” in the prospectus supplement,

•	you have (a) arranged for a direct participant in DTC, Euroclear or Clearstream, Luxembourg, as appropriate, to deliver “blocking” instructions with respect to the Old Bonds to DTC, Euroclear or Clearstream, Luxembourg, as appropriate, in the manner specified in the invitation, including, if you have submitted your exchange offer through the joint dealer managers, no later than August 4, 2006 (the trading day following the announcement date), (b) authorized DTC, Euroclear or Clearstream, Luxembourg, as appropriate, in accordance with their procedures and deadlines, to (i) block any attempt to transfer prior to the settlement date such Old Bonds, (ii) cancel such Old Bonds (or such lesser portion as shall be accepted for exchange by Brazil) upon receipt of an instruction from the exchange agents on or after the settlement date to have such Old Bonds cancelled and (iii) disclose the name of the registered holder and information about the foregoing instructions with respect to such Old Bonds, (c) further authorized the exchange agents to instruct DTC, Euroclear or Clearstream, Luxembourg, as appropriate, as to the aggregate principal amount of such Old Bonds that shall have been accepted for exchange by Brazil and (d) represented that you have instructed DTC, Euroclear or Clearstream, Luxembourg, as the case may be, as to the accounts to which any 2037 Global Bonds issuable pursuant to exchange offers made hereby should be credited.

•	you own, or have confirmed that the party on whose behalf you are acting owns, on the date of submission, the Old Bonds being offered and you have the full power and authority to offer for exchange the Old Bonds offered, and that if the same are accepted for exchange by Brazil pursuant to the invitation, Brazil will acquire good and marketable title thereto on the settlement date, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

•	you agree that accrued but unpaid interest to be paid by Brazil in respect of the Old Bonds on the settlement date pursuant to the invitation shall be paid on the settlement date notwithstanding any other provision of the Old Bonds, and that accrued but unpaid interest to be paid to Brazil in respect of the 2037 Global Bonds on the settlement date pursuant to the invitation shall be deducted from the cash payment amount on the settlement date notwithstanding any other provision of the 2037 Global Bonds.

•	you will, upon request, execute and deliver any additional documents deemed by the exchange agents, the Luxembourg exchange agent or Brazil to be necessary or desirable to complete such exchange.

TAXATION

General

An exchange of Old Bonds for 2037 Global Bonds pursuant to the invitation may be a taxable transaction under the laws applicable to a bondholder. Also, holders of 2037 Global Bonds may be subject to tax in respect of their 2037 Global Bonds. Each bondholder should consult its own tax advisor to determine the particular tax consequences for it in respect of the exchange of Old Bonds for 2037 Global Bonds or the purchase, receipt, ownership or disposition of 2037 Global Bonds.

Brazilian Taxation

The following is a summary of certain aspects of Brazilian federal income taxation that may be relevant to:

•	non-Brazilian holders of Old Bonds that offer their Old Bonds for exchange pursuant to the invitation; and

•	non-Brazilian holders of 2037 Global Bonds in connection with the holding and disposition of their 2037 Global Bonds acquired pursuant to the invitation.

The summary is based on Brazilian laws, rules and regulations now in effect, all of which are subject to change.

This summary is not intended to constitute a complete analysis of the Brazilian income tax consequences to non-residents of Brazil of the exchange of Old Bonds for 2037 Global Bonds or the purchase, receipt, ownership or disposition of the 2037 Global Bonds. This summary does not describe any of the tax consequences that may be applicable to residents of Brazil.

No Brazilian withholding or other Brazilian taxes will apply to the exchange by non-residents of Brazil of Old Bonds for 2037 Global Bonds pursuant to the invitation or the payment to non-residents of Brazil of the accrued interest or rounding amounts in respect of any Old Bonds so exchanged. The exchange of Old Bonds for 2037 Global Bonds by non-residents of Brazil pursuant to the invitation will not be subject to any Brazilian stamp tax or other similar Brazilian taxes.

Unless a non-Brazilian holder of a 2037 Global Bond has some connection with Brazil other than the mere holding of a 2037 Global Bond or the receipt of principal or interest in respect of a 2037 Global Bond, payments of interest and principal on a 2037 Global Bond to that non-Brazilian holder will be made free and clear of, and without deduction for or on account of, Brazilian taxes.

Capital gains resulting from any trades of 2037 Global Bonds effected between or in respect of accounts maintained by or on behalf of non-residents of Brazil will not be subject to Brazilian income tax or other Brazilian taxes if these non-residents have no connection with Brazil other than as holders of an interest in the 2037 Global Bonds.

Payments of interest and principal on the 2037 Global Bonds to, and any gain realized upon the disposition of 2037 Global Bonds by, non-Brazilian holders of 2037 Global Bonds will not be subject to Brazilian estate tax.

Persons considering exchanging Old Bonds for 2037 Global Bonds and prospective purchasers of the 2037 Global Bonds should consult their own tax advisers in determining the Brazilian tax consequences to them of the exchange of Old Bonds pursuant to the invitation and/or the purchase, receipt, ownership and disposition of the 2037 Global Bonds.

United States Federal Income and Estate Taxation

The following is a summary of certain U.S. federal income and estate tax considerations that may be relevant to the exchange of Old Bonds for 2037 Global Bonds pursuant to the invitation and/or to the receipt, ownership or disposition of 2037 Global Bonds. This summary is based on U.S. federal tax laws in effect on the date of this prospectus supplement. All of these laws and authorities are subject to change at any time, possibly with retroactive effect. No assurances can be given that any change in these laws or authorities will not affect the accuracy of the discussion set forth in this summary.

This summary deals only with holders that hold the Old Bonds and 2037 Global Bonds as capital assets as defined in the U.S. federal tax laws. This summary does not address tax considerations applicable to:

•	holders of 2037 Global Bonds who do not acquire the 2037 Global Bonds pursuant to the invitation;

•	special classes of holders, such as dealers in securities or currencies, certain securities traders, banks, tax-exempt organizations and life insurance companies;

•	traders in securities that elect to mark to market;

•	persons that hold Old Bonds or 2037 Global Bonds as part of a hedging transaction or a position in a straddle or conversion transaction; and

•	United States Holders (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Bondholders should consult their own tax advisors in determining the tax treatment of the exchange of Old Bonds for 2037 Global Bonds pursuant to the invitation and of the receipt, ownership and disposition of 2037 Global Bonds, including the application to their particular circumstances of the tax considerations discussed below and of any relevant state, local, foreign or other tax laws.

Definition of United States Holder

As used herein, the term “United States Holder” means a holder of Old Bonds or 2037 Global Bonds who or that is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate the income of which is subject to regular U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of that trust and one or more U.S. persons have the authority to control all substantial decisions of that trust.

United States Holders

The following discussion applies to you if you are a United States Holder.

Exchange of Old Bonds for 2037 Global Bonds

An exchange of Old Bonds for 2037 Global Bonds pursuant to the invitation will be considered for U.S. federal income tax purposes to be a modification of the Old Bonds. The tax consequences of that modification will depend on whether the modification is considered to be significant. As discussed below, if the modification is significant, the exchange generally will be a taxable transaction (“Taxable Exchange”). If it is not significant, the exchange generally will not be taxable, except with respect to the amount of cash received in the exchange (a “Non-taxable Exchange”).

The modification of an Old Bond will be a significant modification if, based upon all the facts and circumstances and taking into account all modifications of the Old Bond, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” Brazil believes that the differences between the Old Bonds and the 2037 Global Bonds to be received in exchange for such Old Bonds, including differences in their maturities, interest rate and payment schedule, will be economically significant. Accordingly, Brazil will treat the exchanges of Old Bonds for 2037 Global Bonds pursuant to the invitation as significant modifications that will result in Taxable Exchanges.

Even if the differences described above did not result in a significant modification, applicable U.S. Treasury regulations provide that an exchange of Old Bonds for 2037 Global Bonds also will be treated as a significant modification if the overall yield of the 2037 Global Bonds received in exchange for the Old Bonds varies from the annual yield of the Old Bonds by more than five percent of the annual yield of the Old Bonds. For this purpose, the regulations require that the yield of the 2037 Global Bonds be computed using the adjusted issue price of the Old Bonds, reduced by the amount of any cash received in the exchange. The yield of the 2037 Global Bonds received in exchange for Old Bonds cannot be determined until all the pricing terms relating to the exchange of Old Bonds for 2037 Global Bonds have been determined. Thus, it cannot be determined as of the date of this prospectus supplement whether the yield of the 2037 Global Bonds will vary from the yield of the Old Bonds by an amount that, by itself, would cause the exchange for 2037 Global Bonds to be treated as a significant modification.

Taxable Exchange

A United States Holder will recognize gain or loss on a Taxable Exchange of Old Bonds in an amount equal to the difference, if any, between the holder’s adjusted basis in those Old Bonds and the amount realized by the holder on the exchange. The amount realized by the United States Holder will be equal to the sum of:

•	the aggregate issue price of the 2037 Global Bonds received by the holder in the exchange and

•	the cash payment amount received in respect of the Old Bonds.

Except to the extent attributable to accrued but unpaid “qualified stated interest” or accrued market discount, gain or loss recognized by a United States Holder on a Taxable Exchange of Old Bonds will be capital gain or loss. That gain or loss will be long-term capital gain or loss if the Old Bonds were held for more than one year. Gain or loss attributable to accrued but unpaid “qualified stated interest” and market discount will be taxed as ordinary income. Under current law, net capital gains of individuals may be taxed at lower rates than items of ordinary income. The ability of a United States Holder to offset capital losses against ordinary income is limited. Any capital gain or loss recognized by a United States Holder on the exchange of Old Bonds for 2037 Global Bonds generally will be treated as income from or loss allocable to sources within the United States for U.S. federal income tax purposes.

Although the matter is not free from doubt, the issue price of the 2037 Global Bonds should be the same as the original issue price for the 2037 Global Bonds, which was $94.856 per $100 principal amount of 2037 Global Bonds.

Non-Taxable Exchange

If the exchange of the Old Bonds for 2037 Global Bonds does not result in a significant modification, a United States Holder will not be required to recognize gain or loss on the exchange, except with respect to its receipt of accrued but unpaid interest and the cash payment amount. It is not entirely clear whether the entire cash payment amount would be taxable to a U.S. Holder or whether a U.S. Holder would be able to offset a portion of its tax basis in the Old Bonds against the cash payment amount. Under the former tax treatment, a U.S. Holder’s tax basis in the 2037 Global Bonds would be the same as the tax basis in the Old Bonds, while under the latter tax treatment, the U.S. Holder’s tax basis in the 2037 Global Bonds would be reduced by the portion of its basis in the Old Bonds that was offset against the cash payment amount.

Taxation of the 2037 Global Bonds

Interest on the 2037 Global Bonds

Interest on the 2037 Global Bonds will not be exempt from U.S. taxation generally. Except as described below under “—OID on the 2037 Global Bonds – Taxable Exchange and Global Bonds Issued for Cash,” that interest will be taxable to a United States Holder as ordinary income at the time it accrues or is received in accordance with the United States Holder’s method of accounting for tax purposes.

Interest paid by Brazil on the 2037 Global Bonds will constitute income from sources outside the United States and under the foreign tax credit rules, interest paid in taxable years beginning before January 1, 2007, with certain exceptions, will be “passive” or “financial services” income, while interest paid in taxable years beginning after December 31, 2006 will, depending on your circumstances, be “passive” or “general” income, which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a United States Holder under the United States federal income tax laws.

Disposition of the 2037 Global Bonds

A United States Holder generally will recognize gain or loss on the sale or retirement of 2037 Global Bonds in an amount equal to the difference between the amount realized on that sale or retirement and its adjusted basis in the 2037 Global Bonds. A United States Holder’s initial basis in 2037 Global Bonds that are received in a Taxable Exchange will be equal to the issue price of the 2037 Global Bonds. A United States Holder’s initial basis in 2037 Global Bonds received in a Non-taxable Exchange will be determined in the manner described above under “—United States Holders—Exchange of Old Bonds for 2037 Global Bonds—Non-Taxable Exchange.” A United States Holder’s basis in the 2037 Global Bonds will be increased to the extent of any de minimus OID (if it elects to include such amount in income) or market discount that it includes in income prior to the date of disposition.

Except to the extent attributable to accrued but unpaid interest or market discount, gain or loss recognized by a United States Holder on the sale or retirement of 2037 Global Bonds will be capital gain or loss and will be long-term capital gain or loss if (i) the United States Holder held the 2037 Global Bonds for more than one year or (ii) in the case of 2037 Global Bonds that are received in a Non-taxable Exchange, the United States Holder has held the 2037 Global Bonds and the Old Bonds that were exchanged for the 2037 Global Bonds for an aggregate period of more than one year. Under current law, net capital gains of individuals may be taxed at lower rates than items of ordinary income. The ability of a United States Holder to offset capital losses against ordinary income is limited. Any gain or loss recognized by a United States Holder on the sale, redemption or retirement of a 2037 Global Bond generally will be treated as income or loss from sources within the United States for foreign tax credit limitation purposes.

Non-United States Holders

The following discussion applies to you if you are a holder of Old Bonds or 2037 Global Bonds who or that is not a United States Holder (a “Non-United States Holder”).

Exchange of Old Bonds for 2037 Global Bonds

Gain Characterized as Capital Gain

Subject to the discussion of backup withholding below, a Non-United States Holder will not be subject to U.S. federal income tax on any capital gain realized on an exchange of Old Bonds for 2037 Global Bonds unless:

•	that gain or income is effectively connected with the conduct by the holder of a trade or business within the United States; or

•	in the case of a Non-United States Holder who is an individual, the holder is present in the United States for a total of 183 days or more during the taxable year in which that gain or income is realized and either:

•	that gain or income is attributable to an office or fixed place of business maintained in the United States by that holder; or

•	that holder has a tax home in the United States.

Gain Characterized as Interest Income

Subject to the discussion of backup withholding below, a Non-United States Holder will not be subject to U.S. federal income tax, including withholding tax, on income attributable to accrued but unpaid interest or accrued market discount unless:

•	the holder is an insurance company carrying on a U.S. insurance business to which the interest is attributable within the meaning of the U.S. federal tax laws; or

•	the holder has an office or other fixed place of business in the United States to which the interest is attributable and the interest is derived in the active conduct of a banking, financing or similar business within the United States.

Taxation of 2037 Global Bonds

Interest on the 2037 Global Bonds

Except as discussed above under “—Non-United States Holders—Exchange of Old Bonds for 2037 Global Bonds—Gain Characterized as Interest Income,” and subject to the discussion of backup withholding below, a Non-United States Holder will not be subject to U.S. federal income tax, including withholding tax, on payments of interest on the 2037 Global Bonds.

Disposition of the 2037 Global Bonds

Except as discussed above under “—Non-United States Holders—Exchange of Old Bonds for 2037 Global Bonds—Gain Characterized as Capital Gain,” and subject to the discussion of backup withholding below, a Non-United States Holder will not be subject to U.S. federal income tax on any capital gain realized on the sale or exchange of 2037 Global Bonds. To the extent gain is attributable to accrued but unpaid interest, see the discussion above under “—Non-United States Holders—Exchange of Old Bonds for 2037 Global Bonds—Gain Characterized as Interest Income.”

Estate Tax

The 2037 Global Bonds will be treated as situated outside the United States for purposes of the U.S. federal estate tax. Thus, for purposes of this tax, the 2037 Global Bonds will not be included in the gross estate in the case of a nonresident of the United States who was not a citizen of the United States at the time of death if income on the 2037 Global Bonds would not have been effectively connected with a United States trade or business at the time of the individual’s death.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to cash payments made with respect to the Old Bonds upon the exchange and to payments of principal and interest and the accrual of OID on the 2037 Global Bonds, in each case if such payments are made to non-corporate United States Holders and the payments are made within the United States or by or through a custodian or nominee that is a U.S. Controlled Person, as defined below. Backup withholding will apply to those payments if such a United States Holder fails to provide an accurate taxpayer identification number or, in the case of interest payments, fails to certify that it is not subject to backup withholding or is notified by the Internal Revenue Service that it has failed to report all interest and dividends required to be shown on its federal income tax returns.

Backup withholding and information reporting generally will not apply to principal and interest payments to a Non-United States Holder, but the holder may be required to comply with certification and identification procedures in order to prove its exemption. In the case of 2037 Global Bonds held by a foreign partnership, these certification procedures will generally be applied to the partners in the partnership and the partnership will be required to provide certain information, including if applicable its U.S. taxpayer identification number. If you hold a 2037 Global Bond through a partnership or other pass-through entity, you should consult your own tax advisors regarding the application of these rules to your situation.

The payment of proceeds of a sale or redemption of 2037 Global Bonds effected at the U.S. office of a broker will generally be subject to the information reporting and backup withholding rules described above. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a foreign office of a broker that is a U.S. Controlled Person, unless the broker has documentary evidence that the holder or beneficial owner is not a United States Holder (and has no actual knowledge or reason to know to the contrary) or the holder or beneficial owner otherwise establishes an exemption, and the backup withholding rules will apply to those payments if the broker has actual knowledge that the holder or beneficial owner is a United States Holder.

A “U.S. Controlled Person” is:

•	a United States person (as defined in U.S. Treasury regulations);

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is derived for tax purposes from a U.S. trade or business for a specified three-year period; or

•	a foreign partnership in which United States persons (as defined in U.S. Treasury Regulations) hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Any amounts withheld under the backup withholding rules from a payment to a holder of a 2037 Global Bond generally will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability as long as the holder provides the required information to the Internal Revenue Service.

Luxembourg Taxation

The following is a summary discussion of certain material Luxembourg tax consequences with respect to the bonds. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular holder of bonds, and does not purport to include tax considerations that arise from rules of general application or that are generally assumed to be known to holders of bonds. It is not intended to be, nor should it be construed to be, legal or tax advice. This discussion is based on Luxembourg laws and regulations as they stand on the date of this prospectus supplement and is subject to any change in law or regulations or changes in interpretation or application thereof that may take effect after such date. Prospective investors in the bonds should therefore consult their own professional advisors as to the effects of state, local or foreign laws and regulations, including Luxembourg tax law and regulations, to which they may be subject.

Withholding Tax

Non-Residents

Under Luxembourg tax law currently in effect and except as provided for by the law of 21st June 2005 (the “2005 Law”) implementing the Directive 2003/48/EC on taxation of savings income in the form of interest payments (the “EU Savings Directive”), there is no withholding tax for non-resident holders of the bonds on payments of interest (including accrued but unpaid interest) and on payments received upon redemption or repayment of the principal or upon an exchange of the bonds.

On June 3, 2003, the European Council approved the EU Savings Directive and under the related Accords with certain dependent or associated territories and certain non-EU Member States (together the “relevant States”), EU Member States will be required to provide to the fiscal authorities of another EU Member State and all the relevant States details of payments of interest or similar income made by a paying agent within its jurisdiction to an individual or certain types of entities called “residual entities” resident in that other EU Member State or a relevant State, except that Austria, Belgium and Luxembourg will instead operate a withholding system for a transitional period in relation to such payments, unless during such period they elect otherwise.

Under the 2005 Law, payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to or for the immediate benefit of an individual or certain types of entities called “residual entities” as defined by law, who as a result of an identification procedure implemented by the paying agent are identified as residents or or are deemed to be residents of an EU Member State or a relevant State other than Luxembourg, will be subject to a withholding tax unless the relevant beneficiary has adequately instructed the relevant paying agent to provide details of the relevant payments of interest or similar income to the fiscal authorities of his/her country of residence or deemed residence or has provided a tax certificate from his/her fiscal authority in the format required by law to the relevant paying agent.

Where withholding tax is applied, payments of interest and similar income will be subject to a withholding to be made by the relevant paying agent at the initial rate of 15% for the period from July 1st, 2005 to June 30, 2008, at a rate of 20% for the subsequent period from July 1st , 2008 to June 30, 2011 and at a rate of 35% thereafter.

When used in the preceding three paragraphs “interest” and “paying agent” have the meanings given thereto in the 2005 Law (or the relevant Accords). “Interest” will include accrued or capitalised interest at the sale, repayment or redemption of the bonds. “Paying agent” is defined broadly for this purpose and in the context of the bonds means any economic operator established in Luxembourg who pays interest on the bonds to or ascribes the payment of such interest to or for the immediate benefit of the beneficial owner, whether the operator is, or acts on behalf of, the issuer or is instructed by the beneficial owner to collect such payment of interest.

Payments of interest or similar income under the bonds to the clearing systems and payments by or on behalf of Clearstream Banking, société anonyme, Luxembourg, to financial intermediaries will not give rise to a withholding tax under Luxembourg law.

Residents

In accordance with the law dated 23rd December 2005 on the introduction of a withholding tax on certain interest payments on savings income, interest on bonds paid by a Luxembourg paying agent to an individual holder who is a resident of Luxembourg will be subject to a withholding tax of 10% which will operate a full discharge of income tax due on such payments.

Interest on bonds paid by Luxembourg paying agent to residents of Luxembourg which are not individuals will not be subject to any withholding tax.

Income deriving from the bonds

Non-Luxembourg Resident Holders

Holders of the bonds who are non-resident of Luxembourg and who do not hold the bonds through a permanent establishment in Luxembourg are not liable to any Luxembourg income tax, whether they receive payments of principal, payments of interest (including accrued but unpaid interest), payments received upon redemption, repurchase or exchange of the bonds, or realize capital gains on the sale of the bonds.

Luxembourg Resident Holders—General

Holders of the bonds will not become residents, or be deemed to be resident in Luxembourg by reason only of the holding of the bonds.

Holders of the bonds who are tax resident in Luxembourg, or non-resident holders of the bonds who have a permanent establishment or permanent representative in Luxembourg to which or to whom the bonds are attributable, must for income tax purposes include any interest and other income received or accrued on the bonds in their taxable income. Individuals who are tax residents in Luxembourg are deemed to have been taxed on net income if the withholding tax at the payment rate of 10% referred to above has been levied. They will not be liable for any Luxembourg income tax on repayment of principal.

Luxembourg Resident Individuals

Luxembourg resident individual holders of the bonds who do not hold bonds as business assets are not subject to taxation on capital gains upon the disposal of the bonds, unless their disposal precedes their acquisition or they are disposed of within six months of the date of their acquisition. Upon a repurchase, redemption or exchange of bonds, Luxembourg resident individual holders of the bonds must however include the portion of repurchase, redemption or exchange price corresponding to accrued but unpaid interest in their taxable income. Luxembourg resident individual holders of bonds who hold bonds as business assets are subject to tax as described in relation to “Luxembourg Resident Companies” below.

Luxembourg Resident Companies

Luxembourg resident companies (sociétés de capitaux), holding bonds, or foreign entities of the same type who have a permanent establishment or permanent representative in Luxembourg to which or to whom the bonds are attributable, must include in their taxable income interest accrued on the bonds and, on a sale repurchase, redemption or exchange, the difference between the sale, repurchase, redemption or exchange price (including accrued but unpaid interest) and the lower of the cost or book value of the bonds sold, repurchased, redeemed or exchanged.

Luxembourg Companies Benefiting from a Special Tax Regime

A Luxembourg resident holder of the bonds that is governed by any of the following: (i) the law of 31 July 1929 on pure holding companies and (ii) the laws of 30 March 1988, 19 July 1991 or 20 December 2002 on undertakings for collective investment will not be subject to any Luxembourg income tax in respect of interest received or accrued on the bonds, or on gains realised on the sale or disposal of bonds.

Net Wealth Tax

Luxembourg net wealth tax will not be levied on a holder of the bonds, unless (i) such bonds are attributable to a business enterprise or part thereof or which is carried on in Luxembourg or through a permanent establishment or a permanent representative of a non-resident company in Luxembourg. In such a case, the holder of bonds must take the bonds into account for the purposes of Luxembourg wealth tax, except if the holder of bonds is governed by any of the following: (i) the law of 31 July 1929 on pure holding companies; (ii) the laws of 30 March 1988, 19 July 1991 or 20 December 2002 on undertakings for collective investment; (iii) the law of 22 March 2004 on securitisation; and (iv) the law of 15 June 2004 on the investment company in risk capital.

Other Tax Consequences

Stamp Taxes and Transfer Taxes

There is no Luxembourg registration tax, stamp duty or any other similar tax or duty payable in Luxembourg by the holders of bonds as a consequence of the issuance of the bonds, nor will any of these taxes be payable as a consequence of a subsequent transfer, repurchase or redemption of the bonds

Gift Taxes

No estate or inheritance tax is levied on the transfer of bonds upon death of a holder of bonds in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes and no gift tax is levied upon a gift of bonds if the gift is not passed before a Luxembourg notary or recorded in a deed registered in Luxembourg. Where a holder of bonds is a resident for tax purposes of Luxembourg at the time of his or her death, the bonds are included in his or her taxable estate for inheritance tax or estate tax purposes.

Value-added Tax

There is no Luxembourg value-added tax payable in respect of payments in consideration for the issuance of the bonds or in respect of the payment of interest or principal under the bonds or the transfer of the bonds. Luxembourg value-added tax may, however, be payable in respect of fees charged for certain services rendered to the Issuer, if for Luxembourg value-added tax purposes such services are rendered or deemed to be rendered in Luxembourg and an exemption from Luxembourg from Luxembourg value-added tax does not apply with respect to such services.

JOINT DEALER MANAGERS AND EXCHANGE AGENTS; PLAN OF DISTRIBUTION

Brazil has entered into a joint dealer managers agreement with Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as the joint dealer managers for the invitation. Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as joint dealer managers under the joint dealer managers agreement, are referred to in this prospectus supplement as the “joint dealer managers.” Pursuant to the joint dealer managers agreement, Brazil has:

•	retained the joint dealer managers to act, directly or through affiliates, on behalf of Brazil as joint dealer managers in connection with the invitation;

•	agreed to pay the joint dealer managers a fee based on the aggregate principal amount of 2037 Global Bonds issued pursuant to the invitation;

•	agreed to indemnify the joint dealer managers against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended; and

•	agreed that, except as otherwise permitted by the joint dealer managers in writing, it will not offer, sell, or contract to sell or otherwise dispose of any debt securities of Brazil, guaranteed by Brazil or of any Brazilian governmental agency, that are substantially similar to the 2037 Global Bonds, that are denominated in U.S. dollars, that are to be placed outside Brazil and that mature more than one year after the settlement date until the completion of the distribution of the 2037 Global Bonds, as notified to Brazil by the joint dealer managers.

The obligations of the joint dealer managers under the joint dealer managers agreement are subject to certain conditions. At any given time, the joint dealer managers may trade the Old Bonds or other debt securities of Brazil for their own accounts or for the accounts of customers and may accordingly hold a long or short position in the Old Bonds or other securities of Brazil.

If any of the joint dealer managers acquire any 2037 Global Bonds pursuant to the invitation, they may resell those 2037 Global Bonds from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Any such 2037 Global Bonds may be offered to the public either through an underwriting syndicate represented by the joint dealer managers or directly by the joint dealer managers. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be varied from time to time by the joint dealer managers.

In connection with the invitation, the joint dealer managers may purchase and sell 2037 Global Bonds or Old Bonds in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the joint dealer managers, for themselves or a syndicate, if there is a syndicate, in connection with the invitation. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities. Short positions created by the joint dealer managers, for themselves or a syndicate, if there is a syndicate, involve the sale by the joint dealer managers of a greater number of securities than they own or have a right to purchase. These activities may stabilize, maintain or otherwise affect the market prices of the 2037 Global Bonds or Old Bonds, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected on the Luxembourg Stock Exchange, in the over-the-counter market or otherwise.

The joint dealer managers are relying on an exemption obtained from the SEC from Rule 101 of Regulation M under the Securities Exchange Act of 1934, as amended, with respect to their participation in the invitation and their trading activities and those of certain of their affiliates in connection with the invitation.

The joint dealer managers and their affiliates may engage in transactions with and perform services for Brazil. These transactions and services are carried out in the ordinary course of business.

Brazil estimates that its share of the total expenses of the invitation, excluding fees and commissions, will be approximately U.S.$450,000.

Brazil has retained Deutsche Bank Trust Company Americas and Deutsche Bank AG London to act as exchange agents and Deutsche Bank Luxembourg SA to act as Luxembourg exchange agent in connection with the invitation.

Brazil has agreed to:

•	pay the exchange agents and the Luxembourg exchange agent customary fees for their services;

•	reimburse the exchange agents and the Luxembourg exchange agent for certain of their out-of-pocket expenses in connection with the invitation; and

•	indemnify the exchange agents and the Luxembourg exchange agent against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended.

JURISDICTIONAL RESTRICTIONS

The distribution of the invitation materials and the transactions contemplated by the invitation materials may be restricted by law in certain jurisdictions. Persons into whose possession the invitation materials come are required by Brazil to inform themselves of and to observe any of these restrictions.

The invitation materials do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation.

In any jurisdiction in which the invitation is required to be made by a licensed broker or dealer and in which a joint dealer manager, or any affiliate of a joint dealer manager is so licensed, it shall be deemed to be made by such joint dealer manager or such affiliate on behalf of Brazil.

Argentina

The invitation has not been authorized by, and the 2037 Global Bonds have not been registered with, the Argentine Securities Commission (Comisión Nacional de Valores). The 2037 Global Bonds will not be offered or sold in Argentina, except in transactions that will not constitute a public offering of securities within the meaning of Section 16 of the Argentine Public Offering Law number 17,811, as amended.

Bahamas

If you have any questions about the invitation and/or doubts about its terms and conditions, you should consult with your own stockbroker, bank manager, counsel and attorney, accountant or other financial adviser. Neither Brazil nor the joint dealer managers have expressed any opinion as to whether the terms of the invitation are fair.

You should be aware that we can give no assurance regarding the liquidity of the trading market for the 2037 Global Bonds, the price at which the 2037 Global Bonds may trade in the secondary market is uncertain, and the price of the 2037 Global Bonds, as well as the value of your overall investment, may go down as well as up.

Brazil accepts responsibility for the information it has provided in this prospectus supplement and the accompanying prospectus. To the best of the knowledge and belief of Brazil (which has taken all reasonable care to ensure that such is the case), the information contained in this prospectus supplement and the accompanying prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

This offer is not open to the public. The offering of the 2037 Global Bonds directly or indirectly in or from within the Bahamas may only be made by an entity or person who is licensed as a broker dealer by the Securities Commission of the Bahamas. Persons deemed “resident” of the Bahamas pursuant to the Exchange Control Regulations, 1956 of the Bahamas must receive prior approval of The Central Bank of the Bahamas before accepting an offer to purchase the 2037 Global Bonds.

Brazil

The 2037 Global Bonds may not be offered or sold to the public in Brazil. Accordingly, the invitation has not been nor will it be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários) nor has it been submitted to the foregoing agency for approval. Documents relating to the invitation, as well as the information contained therein, may not be supplied to the public in Brazil, as the offering of the 2037 Global Bonds pursuant to the invitation is not a public offering of securities in Brazil, nor used in connection with any offer for subscription or sale of 2037 Global Bonds to the public in Brazil.

Canada

Canada — Provinces. The 2037 Global Bonds are being offered to Canadian investors in the provinces of Ontario and Québec only.

Canada — Resale Restrictions. The distribution of the 2037 Global Bonds in Canada is being made on a private placement basis only and is exempt from the requirement that Brazil prepare and file a prospectus with the relevant Canadian regulatory authorities. Accordingly, any resale of the 2037 Global Bonds must be made in accordance with applicable securities laws which may require resales to be made in accordance with prospectus and dealer registration requirements or exemptions from the prospectus and dealer registration requirements. These resale restrictions may in some circumstances apply to resales of the 2037 Global Bonds outside of Canada. Canadian investors are advised that Brazil currently does not intend to file a prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of the 2037 Global Bonds to the public in any province or territory of Canada. Canadian investors are advised to seek legal advice prior to any resale of the 2037 Global Bonds.

Canada – Responsibility. Except as otherwise expressly required by applicable law or as agreed to in contract, no representation, warranty, or undertaking (express or implied) is made and no responsibilities or liabilities of any kind or nature whatsoever are accepted by the joint dealer managers, the underwriters or any dealer as to the accuracy or completeness of the information contained herein or otherwise provided by Brazil in connection with the invitation.

Canada — Representations of Participants. Each Canadian investor who acquires or purchases the 2037 Global Bonds will be deemed to have represented to Brazil, the joint dealer managers and any dealer who offers or sells the 2037 Global Bonds to such investor that: (a) the offer and sale of the 2037 Global Bonds was made exclusively through the invitation materials and was not made through an advertisement of the 2037 Global Bonds in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada; (b) such investor has reviewed and acknowledges the terms referred to above under the section entitled “Canada—Resale Restrictions”; (c) where required by law, such investor is acquiring or purchasing the 2037 Global Bonds as principal, or is deemed to be acquiring or purchasing the 2037 Global Bonds as principal in accordance with applicable securities laws of the province in which such investor is resident, for its own account and not as agent for the benefit of another person; (d) such investor, or any ultimate investor for which such investor is acting as agent, is entitled under applicable Canadian securities laws to acquire or purchase the 2037 Global Bonds without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing: (i) in the case of an investor resident in Québec, such investor: (1) is an “accredited investor” as defined in section 1.1 of National Instrument 45-106 Prospectus and Registration Exemptions (“NI 45-106”); or (2) is acquiring or purchasing the 2037 Global Bonds for its own account directly from Brazil or from a securities dealer with an unrestricted practice registered in Québec with the Autorité des marchés financiers for an aggregate acquisition cost to the investor of not less than C$150,000 and (ii) in the case of an investor resident in Ontario, such investor: (1) is an “accredited investor”, other than an individual, as defined in section 1.1 of NI 45-106 and is acquiring or purchasing the 2037 Global Bonds from a dealer registered as an international dealer in Ontario within the meaning of section 98(4) of the Regulation to the Securities Act (Ontario), (2) is an “accredited investor”, including an individual, as defined in section 1.1 of NI 45-106 and is acquiring or purchasing the 2037 Global Bonds from a registered investment dealer or limited market dealer registered within the meaning of section 98(5) and section 98(6) of the Regulation to the Securities Act (Ontario), respectively or (3) is acquiring or purchasing the 2037 Global Bonds for its own account directly from Brazil or from a registered investment dealer within the meaning of section 98(5) of the Regulation to the Securities Act (Ontario) for an aggregate acquisition cost to the investor of not less than C$150,000; and (e) such investor is not a person created or used solely to acquire, purchase or hold the 2037 Global Bonds as an “accredited investor” as described in paragraph (m) of the definition of “accredited investor” in section 1.1 of NI 45-106.

In addition, each resident of Ontario who acquires or purchases the 2037 Global Bonds will be deemed to have represented to Brazil, the joint dealer managers and any dealer from whom a purchase confirmation is received, that such purchaser: (a) has been notified by Brazil: (i) that Brazil may be required to provide personal information pertaining to the purchaser as required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including its name, address, telephone number and the aggregate number and value of any 2037 Global Bonds acquired or purchased) (“personal information”), which Form 45-106F1 is required to be filed by Brazil under NI 45-106, (ii) that such personal information may be delivered to the Ontario Securities Commission (the “OSC”) in accordance with NI 45-106, (iii) that such personal information is collected indirectly by the OSC under the authority granted to it under the securities legislation of Ontario, (iv) that such personal information is collected for the purposes of the administration and enforcement of the securities legislation of Ontario, and (v) that the public official in Ontario who can answer questions about the OSC’s indirect collection of such personal information is the Administrative Assistant to the Director of Corporate Finance at the OSC, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8, Telephone: (416) 593-8086; and (b) has authorized the indirect collection of the personal information by the OSC.

Furthermore, each Canadian investor who acquires or purchases the 2037 Global Bonds acknowledges that its name, address, telephone number and other specified information, including the aggregate number and value of any 2037 Global Bonds acquired or purchased by the investor, may be disclosed to other Canadian securities regulatory authorities and may become available to the public in accordance with the requirements of applicable Canadian laws. By acquiring or purchasing the 2037 Global Bonds, each Canadian investor consents to the disclosure of such information.

Canada – Rights of Action for Damages or Rescission – Ontario Only. Section 130.1 of the Securities Act (Ontario) provides that every investor pursuant to the invitation materials shall have a statutory right of action for damages or rescission against Brazil and any selling security holder on whose behalf the distribution is made, if any, in the event that the invitation materials contain a “misrepresentation” as defined in the Securities Act (Ontario). Ontario investors who acquire or purchase securities offered by the invitation materials during the period of distribution have, without regard to whether the investor relied upon the misrepresentation, a right of action for damages or, alternatively, while still the owner of the securities, for rescission against Brazil and the selling security holders, if any, provided that:

(a)	if the purchaser exercises its right of rescission, it shall cease to have a right of action for damages against Brazil and the selling security holders, if any;

(b)	Brazil and the selling security holders, if any, will not be liable if they prove that the investor acquired or purchased the securities with knowledge of the misrepresentation;

(c)	Brazil and the selling security holders, if any, will not be liable for all or any portion of damages that they can prove do not represent the depreciation in value of the securities as a result of the misrepresentation relied upon; and

(d)	in no case shall the amount recoverable exceed the price at which the securities were offered.

Section 138 of the Securities Act (Ontario) provides that no action shall be commenced to enforce these rights more than:

(a)	in the case of an action for rescission, 180 after the date of the transaction that gave rise to the cause of action; or

(b)	in the case of an action for damages, the earlier of:

(i)	180 days after the date that the investor first had knowledge of the facts giving rise to the cause of action; or

(ii)	three years after the date of the transaction that gave rise to the cause of action.

The rights referred to in section 130.1 of the Securities Act (Ontario) do not apply to any Invitation materials delivered to a prospective investor in connection with a distribution made in reliance on the “accredited investor” exemption if the prospective investor is:

(a)	a Canadian financial institution or a Schedule III bank (each as defined in NI 45-106);

(b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada); or

(c)	a subsidiary of any person referred to in paragraphs (a) and (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary.

The foregoing summary is subject to the express provisions of the Securities Act (Ontario) and the rules, regulations and other instruments thereunder, and reference is made to the complete text of such provisions contained therein. Such provisions may contain limitations and statutory defenses on which Brazil and the selling security holders, if any, may rely. The enforceability of these rights may be limited as described below under the section entitled “Canada—Enforcement of Legal Rights.”

The rights of action for damages or rescission discussed above are in addition to, and without derogation from, any other right or remedy purchasers may have at law. Prospective Ontario investors should refer to the applicable provisions of Ontario securities laws and should consult with their own legal adviser as to which, or whether any, such rights of action may be available in their particular circumstances.

Canada — Taxation and Eligibility for Investment. Any discussion of taxation and related matters contained in the Invitation materials does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to acquire or purchase the 2037 Global Bonds and, in particular, does not address Canadian tax considerations. Canadian investors should consult their own legal and tax advisers with respect to the tax consequences of acquiring or purchasing the 2037 Global Bonds in their particular circumstances under relevant Canadian federal and provincial legislation and regulations.

Canada — Enforcement of Legal Rights. Brazil is a foreign sovereign state. Therefore, it may not be possible for Canadian investors to effect service of process within Canada upon Brazil or to satisfy a judgment against Brazil in Canada or to enforce a judgment obtained in Canadian courts against Brazil. Canadian investors should refer to the section entitled “Arbitration and Enforcement” contained within the Invitation materials for additional general information.

Canada — Language of Documents. Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the 2037 Global Bonds described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Sur réception du présent document, chaque investisseur canadien confirme par les présentes qu’il a expressément demandé que tous les documents attestant les 2037 Global Bonds décrites aux présentes (y compris toute confirmation d’achat ou tout avis), ou s’y rattachant, soient rédigés uniquement en anglais.

Cayman Islands

Neither Brazil nor the joint dealer managers should actively carry on business in the Cayman Islands without registering as a foreign corporation under the Cayman Islands Companies Law.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the joint dealer managers and every dealer has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant

Member State (the Relevant Implementation Date) it has not made and will not make an offer of 2037 Global Bonds to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of 2037 Global Bonds to the public in the Relevant Member State:

(a) in the period beginning on the date of publication of a prospectus in relation to those 2037 Global Bonds which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b) at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(c) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000 as shown in its last annual or consolidated accounts; or

(d) at any time in any other circumstances which do not require the publication by Brazil of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of 2037 Global Bonds to the public” in relation to any 2037 Global Bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the 2037 Global Bonds to be offered so as to enable an investor to decide to purchase or subscribe for the 2037 Global Bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

In connection with this invitation, each joint dealer manager or any person acting on their behalf may over-allot or effect transactions with a view to supporting the market price of the 2037 Global Bonds subject to stabilization at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation on either joint dealer manager or any person acting on their behalf to do this. Such stabilising, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.

Belgium

This invitation is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and the invitation or any other offering material relating to the invitation has not been, and will not be, approved by the Belgian Banking, Finance and Insurance Commission (Commission Bancaire, Financière et des Assurances/Commissie voor het Bank-, Financie- en Assurantiewezen) pursuant to the Belgian laws and regulations applicable to the public offering of securities. Accordingly, this invitation as well as any other materials relating to the invitation may not be advertised, offered or distributed in any other way, directly or indirectly, to any other person located and/or resident in Belgium other than in circumstances which do not constitute an offer to the public in Belgium pursuant to the Belgian law of April 22, 2003 on the public offering of securities (loi relative aux offres publiques de titres/wet betreffende de openbare aanbiedingen van effecten) and the Belgian law of June 16, 2006 on the public offering of investment instruments and the admission of investment instruments to trading on a regulated market (loi relative aux offers publiques d’instruments de placement et aux admissions d’instruments de placement à la négociation sur des marches réglementés/wet op de openbare aanbieding van beleggingsinstrumenten en de toelating van beleggingsinstrumenten tot de verhandeling op een gereglementeerde markt).

France

The 2037 Global Bonds may not be offered or sold to the public in France and neither this prospectus supplement, which has not been submitted to the clearance procedure of French authorities, offering material or information contained therein relating to the 2037 Global Bonds may be released, issued or distributed or caused to be released, issued or distributed, directly or indirectly, to the public in France, or used in connection with any offer for subscription, exchange or sale of the 2037 Global Bonds to the public in France. Any such offers, sales and distributions may be made in France only to (i) qualified investors (investisseurs qualifiés) and/or (ii) a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, and/or (iii) persons providing investment services of portfolio management on behalf of third parties, all as defined in Articles L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the Code monétaire et financier. The 2037 Global Bonds may be resold only in compliance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Code monétaire et financier. Investors in France and persons into whose possession offering material comes must inform themselves about and observe any such restrictions.

Ireland

To the extent applicable, the joint dealer managers and every dealer will not underwrite the issue of or place the 2037 Global Bonds otherwise than in conformity with the provisions of the Irish Investment Intermediaries Act, 1995 (as amended), including, without limitation, Sections 9, 23 (including any advertising restrictions made thereunder) and Section 37 (including any codes of conduct issued thereunder) of the provisions of the Irish Investor Compensation Act, 1998, including, without limitation, Section 21.

Italy

The invitation has not been registered with the CONSOB, as the invitation is directed to no more than 100 investors in Italy. No 2037 Global Bonds may be publicly offered, sold or delivered pursuant to the invitation, nor any public offer in respect of Old Bonds made, nor may any prospectus or any other offering or publicity material relating to the invitation or the 2037 Global Bonds be distributed, in the Republic of Italy by Brazil or the joint dealer managers or any other person on their behalf, except in compliance with Italian law and regulations.

Luxembourg

The 2037 Global Bonds may not be offered or sold, directly or indirectly, to the public in Luxembourg, except for 2037 Global Bonds, for which the requirement of Luxembourg law concerning public offerings has been met. Holders in Luxembourg should review, and make their decision to participate in the offer solely on the basis of and in accordance with the procedures described in the prospectus.

The Netherlands

Each joint dealer manager represents and agrees that it has not made and will not make an offer of 2037 Global Bonds to the public in the Netherlands before the prospectus (a) has been approved by the competent authority in Luxembourg, (b) has been notified to the Dutch Authority for the Financial Markets (Autoriteit Financiële Markten) in accordance with the Prospectus Directive, and (c) has been published in the Netherlands.

For the purposes of this provision, the expression an “offer of 2037 Global Bonds to the public” means the communication in any form and by any means of sufficient information on the terms of the offer and the 2037 Global Bonds to be offered so as to enable an investor to decide to purchase or subscribe to the 2037 Global Bonds and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in the Netherlands.

Portugal

The prospectus has not been and will not be registered or approved by the Portuguese Securities Market Commission (“Comissão do Mercado dos Valores Mobiliários”) nor a Prospectus recognition procedure has been commenced with the Portuguese Securities Market Commission and therefore the invitation is not addressed to Portuguese resident investors and can not be made to the public in Portugal or under circumstances which are deemed to be a public offer under the Portuguese Securities Code (“Código dos Valores Mobiliários”) and other securities legislation and regulations applicable in Portugal. In addition the prospectus and other offer materials are only being publicly distributed in the jurisdictions where lawful and may not be publicly distributed in Portugal, nor may any publicity or marketing activities related to the invitation be conducted in Portugal.

The invitation is not addressed to holders of Old Bonds resident and/or located in Portugal, and no tenders from holders of Old Bonds resident and/or located in Portugal will be accepted, except if those holders are all qualified investors (“investidores qualificados”), as defined in articles 30.º and 110.º-A of the Portuguese Securities Code, and/or 99 or fewer non-qualified investors, in which case the investors can be made through a private placement (“oferta particular”), in accordance with the relevant provisions of the Portuguese Securities Code.

Spain

The invitation does not constitute a public offer in Spain according to Article 30 bis of Act 24/1988, of 28 July, on the Securities Market, as amended by Royal Decree Law 5/2005 of 11 March, and thus, no prospectus in connection therewith shall be registered with the Spanish Securities Market Commission. Accordingly, no 2037 Global Bonds may be publicly offered, sold or delivered, nor any public offer in respect of Old Bonds made, nor may any prospectus or any other offer or publicity material relating to the invitation or the 2037 Global Bonds be distributed, in the Kingdom of Spain by Brazil or the joint dealer managers or any person on their behalf, except in compliance with Spanish law and regulations.

United Kingdom

Each joint dealer manager has represented, warranted and agreed that the applicable provisions of the Financial Services and Markets Act 2000 have been complied with in respect of anything done in relation to the invitation, in, form or otherwise involving the United Kingdom.

Hong Kong

This invitation is made to and directed at only those persons who are current holders of the Old Bonds. It must not be acted upon or relied on by, nor are the Old Bonds available to, any other persons. This invitation may not be reproduced, redistributed or passed on to any other person, or published, in whole or in part, for any purpose.”

With respect to persons in Hong Kong, this invitation is only made to and is only capable of acceptance by “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571) of Hong Kong and rules made thereunder. Each of the joint dealer managers and Brazil have agreed that they have not issued and will not issue any invitation, advertisement or document relating to the 2037 Global Bonds in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (unless permitted to do so by the laws of Hong Kong) other than with respect to the 2037 Global Bonds which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors.”

Switzerland

The Invitation is made in Switzerland on the basis of a private placement, not as a public offering. The 2037 Global Bonds will not be listed on the SWX Swiss Exchange. This prospectus supplement does not, therefore, constitute a prospectus within the meaning of Art. 652a or 1156 of the Swiss Federal Code of Obligations or Arts. 32 et seq. of the Listing Rules of the SWX Swiss Exchange.

VALIDITY OF THE 2037 GLOBAL BONDS

The validity of the 2037 Global Bonds will be passed upon for Brazil by Arnold & Porter LLP, New York, New York, United States counsel to Brazil, and Dr. Luis Inácio Lucena Adams, Procurador-Geral da Fazenda Nacional (Attorney General of the National Treasury) or another duly authorized attorney of the Office of the Attorney General of the National Treasury, and for the joint dealer managers by Sullivan & Cromwell LLP, New York, New York, United States counsel to the joint dealer managers, and by Pinheiro Neto Advogados, São Paulo, SP, Brazilian counsel to the joint dealer managers.

As to all matters of Brazilian law, Arnold & Porter LLP may rely on the opinion of the Attorney General of the National Treasury (or such other attorney of the Office of the Attorney General of the National Treasury) and Sullivan & Cromwell LLP may rely on the opinion of Pinheiro Neto Advogados. As to all matters of United States law, the Attorney General of the National Treasury (or such other attorney of the Office of the Attorney General of the National Treasury) may rely on the opinion of Arnold & Porter LLP and Pinheiro Neto Advogados may rely on the opinion of Sullivan & Cromwell LLP.

Since certain opinions referred to in this section with respect to the 2037 Global Bonds to be issued pursuant to the invitation will be rendered on the announcement date rather than the settlement date, they will assume, among other things, that the 2037 Global Bonds will be issued on the settlement date in accordance with the terms of the invitation and the fiscal agency agreement.

GENERAL INFORMATION

Due Authorization

Brazil is authorized to enter into the invitation pursuant to Senate Resolution No. 96, dated December 15, 1989, as reestablished by Senate Resolution No. 17, dated June 5, 1992, and amended by Senate Resolution No. 41, dated October 7, 1999 and Senate Resolution No. 20 of the Federal Senate of Brazil, dated November 16, 2004, enacted pursuant to Article 52 of the Constitution of the Federative Republic of Brazil.

Listing and Luxembourg Listing Agent; Luxembourg Exchange Agent

Application has been made to list the 2037 Global Bonds on the Luxembourg Stock Exchange and to have the 2037 Global Bonds, together with the previously issued 7.125% Global Bonds due 2037, traded on the Euro MTF Market. The Luxembourg listing agent is J.P. Morgan Bank Luxembourg S.A., 6, route de Trèves, L-2633 Senningerberg, Luxembourg.

Brazil has appointed a Luxembourg exchange agent in connection with the invitation. The Luxembourg exchange agent, from whom copies of the invitation materials and Brazil’s Annual Report for 2005 on Form 18-K, including its various exhibits and amendments filed from time to time, may be obtained in Luxembourg is Deutsche Bank Luxembourg S.A., 2, Boulevard Konrad Adenauer, L-1115 Luxembourg, Luxembourg.

Litigation

Neither Brazil nor any governmental agency of Brazil is involved or has been involved in the past 12 months in any litigation or arbitration or administrative proceedings relating to claims or amounts that are material in the context of the invitation or issuance of the 2037 Global Bonds and that would materially and adversely affect Brazil’s ability to meet its obligations under the 2037 Global Bonds and the fiscal agency agreement with respect to the 2037 Global Bonds. No such litigation or arbitration or administrative proceedings are pending or, so far as Brazil is aware, threatened.

Documents Relating to the 2037 Global Bonds

Copies of the fiscal agency agreement and the form of the 2037 Global Bonds may be inspected during normal business hours on any day, except Saturdays, Sundays and public holidays, at the specified offices of the fiscal agent and paying agents.

Where You Can Find More Information

Brazil has filed its annual report for 2005 on Form 18-K (except for certain exhibits) with the SEC. You may request copies of this annual report, including its various exhibits and amendments filed from time to time, by contacting the Brazilian Embassy, 3006 Massachusetts Avenue, N.W., Washington, D.C. 20008, Attn: Finance Section (telephone: (202) 238-2745). Brazil’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Such Form 18-K, together with such exhibits and amendments filed with the SEC before the end of the offering of the 2037 Global Bonds, is considered part of and incorporated by reference in this prospectus supplement. You may obtain a copy of all such documents, free of charge, at the office of the Luxembourg listing agent.

Information on Brazil

Brazil confirms that the invitation materials do not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading. Brazil accepts responsibility accordingly. The invitation materials are being furnished solely for use by investors in connection with their consideration of their participation in the invitation.

For so long as any 2037 Global Bonds are listed on the Luxembourg Stock Exchange, copies of Brazil’s annual reports covering the last two fiscal years in English (as and when available) copies of the most recent monthly press releases of the Central Bank of Brazil in the English language relating to fiscal policy, the foreign sector and monetary policy, or if such monthly press releases cease to be published, comparable economic information of the Central Bank of Brazil, and any document incorporated by reference in this prospectus supplement may be obtained at the office of the Luxembourg listing agent for the 2037 Global Bonds and at the office of the fiscal agent during usual business hours on any day (Saturdays, Sundays and public holidays excepted).

ANNEX A:

HYPOTHETICAL EXAMPLE

The information provided in the following table is for illustrative purposes only and does not reflect Brazil’s expectations, and we make no representation with respect to the actual consideration that may be paid pursuant to the invitation. Each actual exchange offer yield, Old Bond exchange price, 2037 Global Bond yield and 2037 Global Bond re-offer price may be greater or less than the amount shown in the following table, depending on the UST Benchmark Rate, the re-offer spread of the 2037 Global Bonds and the final clearing spread differential for each series of Old Bonds that are set by Brazil in its sole discretion. This Annex A is not complete and is qualified in its entirety by the more detailed description contained in “Terms of the Invitation” in this prospectus supplement. If there is any conflict between the information contained in this Annex A and the description contained in “Terms of the Invitation” in this prospectus supplement, the description contained in “Terms of the Invitation” will control.

For Illustrative Purposes Only

UST Benchmark Security: 5.375% U.S. Treasury Notes due February 15, 2031

Hypothetical UST Benchmark Rate: 5.160%

Description	Re-offer Spread (in Basis Points)	Re-offer Yield	Re-Offer Price (per $1,000 principal)	Accrued Interest (per $1,000 principal) (1)

7.125% Global Bonds due 2037	+213	7.290%	$979.85	$5.15

(1)	As of August 16, 2006, the projected settlement date. To be deducted from the accrued interest payable in respect of the Old Bonds.

Old Bond	Clearing Spread Differential (in Basis Points) (1)	Exchange Spread (in Basis Points)	Exchange Yield	Exchange Price	Cash Payment (per $1,000 principal)(2)	Accrued Interest (per $1,000 principal) (3)	Cash Payment (per $1,000 principal)(4)

12.75% Bonds due 2020	-14	+199	7.150%	$1,477.83	$497.98	$10.98	$503.81
8 7/8% Bonds due 2024	0	+213	7.290%	$1,155.87	$176.02	$29.83	$200.70
8 7/8% Bonds due 2024 Series B	+2	+215	7.310%	$1,153.68	$173.83	$29.83	$198.51
10 1/8% Bonds due 2027	+4	+217	7.330%	$1,295.45	$315.60	$25.59	$336.05
12 1/4% Bonds due 2030	+14	+227	7.430%	$1,532.27	$552.42	$54.44	$601.72

(1)	The maximum clearing spread differential for each series has been assumed.
(2)	Exchange price of Old Bonds minus re-offer price of 2037 Global Bonds.
(3)	As of August 16, 2006, the projected settlement date.
(4)	Includes the addition of the accrued interest of the Old Bonds and the subtraction of the accrued interest of the 2037 Global Bonds, in each case to, but not including, August 16, 2006, the projected settlement date.

A-1

PROSPECTUS

FEDERATIVE REPUBLIC OF BRAZIL

$8,000,000,000

Debt Securities

Warrants

Brazil may offer up to $8,000,000,000 (or its equivalent in other currencies) aggregate principal amount of its debt securities with or without warrants or other similar securities to purchase, sell or exchange debt securities.

Brazil may offer any combination of debt securities and/or warrants from time to time in one or more offerings. Brazil will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Brazil may sell the securities directly, through agents designated from time to time or through underwriters or dealers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Brazil has not authorized anyone to provide you with different or additional information. Brazil is not making an offer of these debt securities or warrants in any place where the offer is not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is October 24, 2005.

WHERE YOU CAN FIND MORE INFORMATION

Brazil voluntarily files annual reports with the Securities and Exchange Commission, or the SEC. These reports and any amendments to these reports include certain financial, statistical and other information about Brazil, and may be accompanied by exhibits. You may read and copy any document Brazil files with the SEC at the SEC’s public reference room in Washington, D.C. Brazil’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to www.sec.gov.

The SEC allows Brazil to “incorporate by reference” the information Brazil files with it. This means that Brazil can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Brazil incorporates by reference the following documents:

•	Brazil’s Annual Report on Form 18-K for the year ended December 31, 2004; and

•	All amendments to Brazil’s Annual Report on Form 18-K for the year ended December 31, 2004 filed prior to the date of this prospectus.

Brazil also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities and warrants covered by this prospectus. Each time Brazil files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a free copy of these filings by writing or calling the Embassy of Brazil at the following address:

Embassy of Brazil

3006 Massachusetts Avenue, N.W.

Washington, D.C. 20008

Attn: Finance Section

(202) 238-2745

DATA DISSEMINATION

Brazil is a subscriber to the International Monetary Fund’s Special Data Dissemination Standard, or “SDDS”, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released, the so-called “Advance Release Calendar”. For Brazil, precise dates or “no-later-than dates” for the release of data under the SDDS are disseminated three months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standard Bulletin Board. The Internet website is located at http://dsbb.imf.org/Applications/web/sddscountrycategorylist/?strcode=BRA. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or “uniform resource locator”, and are for your information only.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Brazil will use the net proceeds from the sale of the securities for the general purposes of Brazil, including the refinancing of domestic and external indebtedness of Brazil.

DEBT SECURITIES

Brazil may issue debt securities, with or without warrants, in distinct series at various times, and these debt securities will be issued pursuant to a fiscal agency agreement between Brazil and a fiscal agent. The prospectus supplement that relates to your series of debt securities will identify the fiscal agent and any other paying agent that Brazil has appointed for your series of debt securities. The prospectus supplement relating to your series of debt securities will also describe the financial terms and other specific terms of your series of debt securities. If the terms or conditions described in the prospectus supplement that relate to your series of debt securities differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.

In this description of debt securities, you will see some initially capitalized terms. These terms have very particular, legal meanings, and you can find their definitions under the heading “Definitions” below.

General

The prospectus supplement that relates to your debt securities will specify the following terms:

•	the specific title or designation of the debt securities;

•	the principal amount of the debt securities;

•	the price of the debt securities;

•	the stated maturity date on which Brazil agrees to repay principal;

•	the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the dates on which any interest payments are scheduled to be made;

•	the date or dates from which any interest will accrue;

•	the record dates for any interest payable on an interest payment date;

•	whether and under what circumstances and terms Brazil may redeem the debt securities before maturity;

•	whether and under what circumstances and terms the holders of the debt securities may opt to have their respective debt securities prepaid;

•	whether and under what circumstances the debt securities will be entitled to the benefit of a sinking fund or other similar arrangement;

•	whether and under what circumstances and terms the holders of the debt securities may opt to obligate Brazil to repurchase or exchange their respective securities, either pursuant to an option that is included in the debt securities or that is or becomes separately tradable following their issuance;

•	the currency or currencies in which such debt securities are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;

•	the currency or currencies for which such debt securities may be purchased and in which principal, premium, if any, and interest may be payable;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and, if so, how any such amount will be determined;

•	whether the debt securities will be issued upon the exchange or conversion of other debt securities and, if so, the specific terms relating to this exchange or conversion;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstance in which a global security is exchangeable for certificated (physical) securities;

•	whether the debt securities will be listed and, if listed, the stock exchange on which these debt securities will be listed;

•	whether the debt securities will be designated “Collective Action Securities” (as described below under “Collective Action Securities”); and

•	any other terms of the debt securities.

If applicable, the prospectus supplement may also describe any United States federal or Brazilian income tax consequences and special considerations applicable to that particular series of debt securities.

Any moneys held by the fiscal agent in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to Brazil. After the return of these moneys to Brazil, the holder of this debt security may look only to Brazil for any payment.

Brazil may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. The fiscal agent is an agent of Brazil and is not a trustee for the holders of the debt securities.

Status of the Debt Securities

The debt securities will be direct, unconditional and general obligations of Brazil. Except as described under the heading “Negative Pledge” below, the debt securities are unsecured obligations of Brazil. Brazil has pledged its full faith and credit for the due and punctual payment of principal of and interest on the debt securities.

The debt securities of any series will rank at least equally in right of payment with all other existing and future payment obligations relating to External Indebtedness.

Form of Debt Securities

Unless otherwise specified in the prospectus supplement, debt securities denominated in U.S. dollars will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples.

Debt securities denominated in another monetary unit will be issued in the denominations set forth in the applicable prospectus supplement.

Payment

Unless otherwise specified in the applicable prospectus supplement, the principal of the debt securities will be payable in U.S. dollars at the New York office of the fiscal agent upon surrender of the debt securities. Unless otherwise specified in the applicable prospectus supplement, the interest on the debt securities will be payable in U.S. dollars when due by check mailed to the registered holders of the debt securities on the related record date at their registered addresses.

The register of holders of debt securities will be kept at the New York office of the fiscal agent.

Negative Pledge

Brazil undertakes with respect to each series of debt securities that, as long as any debt securities of that series remain outstanding, it will not create or permit to subsist any Security Interest in any of its present or future revenues or properties to secure any Public External Indebtedness of Brazil, unless:

•	the debt securities of that series are secured equally and ratably with that Public External Indebtedness; or

•	the debt securities of that series have the benefit of another security, guarantee, indemnity or other arrangement as approved by the holders of the debt securities of that series as provided under the heading “Meetings and Amendments” below.

Notwithstanding the foregoing, Brazil may create or permit to subsist:

•	Security Interests created prior to the date of issuance of the debt securities of a particular series, including renewals or refinancings of those Security Interests, provided, however, that any renewal or refinancing of any those Security Interests secures only the renewal or extension of the original secured financing;

•	Security Interests created or contemplated under the agreements (as they may be amended from time to time) implementing the 1992 Financing Plan and explanatory communications relating to the 1992 Financing Plan and implementing documentation for the 1992 Financing Plan, including Security Interests to secure obligations under the Collateralized Bonds;

•	Security Interests securing Public External Indebtedness of the Republic issued upon surrender or cancellation of any of the Collateralized Bonds or the principal amount of any Indebtedness of the Republic outstanding as of April 14, 1994, in each case, to the extent those Security Interests are created to secure that Public External Indebtedness on a basis comparable to the Collateralized Bonds;

•	Security Interests securing Public External Indebtedness incurred or assumed by the Republic in connection with a Project Financing, provided, that the property over which those Security Interests are granted consists solely of assets or revenues of the project for which the Project Financing was incurred;

•	Security Interests securing Public External Indebtedness which

•	is issued by the Republic in exchange for secured debt of Brazilian public sector bodies (other than Brazil), and;

•	is in an aggregate principal amount outstanding that does not exceed $25,000,000 (or its equivalent in any other currency); and

•	Security Interests securing Public External Indebtedness incurred or assumed by the Republic to finance or refinance the acquisition of the assets in which those Security Interests have been created or permitted to subsist.

Definitions

“1992 Financing Plan” means the Federative Republic of Brazil 1992 Financing Plan dated December 29, 1992 sent to the international banking community with the communication dated December 29, 1992 from the Minister of Finance of Brazil.

“Collateralized Bonds” means the collateralized bonds issued under the agreements (as they may be amended from time to time) implementing the 1992 Financing Plan.

“External Indebtedness” means any Indebtedness for money borrowed which is payable by its terms or at the option of its holder in any currency other than Brazilian currency (other than any such Indebtedness that is originally issued within Brazil).

“Indebtedness” means all unsecured, unsubordinated obligations of Brazil in respect of money borrowed and guarantees given by Brazil in respect of money borrowed by others.

“Public External Indebtedness” means any Public Indebtedness which is payable by its terms or at the option of its holder in any currency other than Brazilian currency (other than such Public Indebtedness that is originally issued within Brazil); settlement of original issuance by delivery of Public Indebtedness (or the instruments evidencing such Public Indebtedness) within Brazil shall be deemed to be original issuance within Brazil.

“Public Indebtedness” means any payment obligation, including any contingent liability, of any person arising from bonds, debentures, notes or other securities which:

•	are, or were intended at the time of issuance to be, quoted, listed or traded on any securities exchange or other securities market (including, without limiting the generality of the foregoing, securities eligible for sale pursuant to Rule 144A under the United States Securities Act of 1933 (or any successor law or regulation of similar effect)); and

•	have an original maturity of more than one year or are combined with a commitment so that the original maturity of one year or less may be extended at the option of Brazil to a period in excess of one year.

“Project Financing” means any financing of all or part of the costs of the acquisition, construction or development of any project and the person or persons providing such financing expressly agree to limit their recourse to the project financed and the revenues derived from such project as the principal source of repayment for the moneys advanced.

“Security Interest” means any lien, pledge, mortgage, security interest or other encumbrance.

Default

Any of the following events will be an event of default with respect to any series of debt securities:

(a) a default by Brazil in any payment of principal of or interest on any debt securities of any series, which continues for 30 days after such payment was due;

(b) a default which is materially prejudicial to the interests of the holders of the debt securities of that series in the performance of any other obligation under the debt securities of that series, which continues for 30 days after the holder of any debt securities of that series provides to the fiscal agent written notice requiring this default be remedied;

(c) an acceleration of any aggregate principal amount of Public External Indebtedness of Brazil, which exceeds $25,000,000 (or its equivalent in any other currency), by reason of an event of default arising from Brazil’s failure to make any payment of principal or interest under this Public External Indebtedness when due;

(d) a failure of Brazil to make any payment in respect of the Public External Indebtedness of Brazil in an aggregate principal amount in excess of $25,000,000 (or its equivalent in any other currency) when due (as such date may be extended by virtue of any applicable grace period or waiver), which continues for 30 days after the holder of any debt securities of that series provides to the fiscal agent written notice requiring this default be remedied;

(e) a declaration by Brazil of a moratorium with respect to the payment of principal of or interest on Public External Indebtedness of Brazil which does not expressly exclude the debt securities of that series and which is materially prejudicial to the interests of the holders of the debt securities of that series; or

(f) a denial or repudiation by Brazil of its obligations under the debt securities of that series.

Acceleration of Maturity

The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities – Acceleration of Maturity” below for a description of the corresponding terms of Collective Action Securities.

If an event of default described above occurs, each holder of debt securities of any series may declare the principal of and any accrued interest on the debt securities it holds immediately due and payable; however, if an event of default described in clause (b), (c) or (d) above occurs (unless an event of default described in clause (a), (e) or (f) occurs at the time of receipt of the notice declaring the debt securities of that series due and payable), then any notice declaring the debt securities of that series due and payable becomes effective only when the fiscal agent has received these notices from holders of at least 10% in principal amount of all debt securities of that series then outstanding. Debt securities held directly by Brazil or on its behalf shall not be considered “outstanding” for this purpose.

Holders of debt securities may exercise these rights only by providing a written demand to Brazil and the fiscal agent at a time when the event of default is continuing.

If an event of default described in clause (a), (e) or (f) above ceases to continue, then each holder of debt securities of that series, which has declared its debt securities immediately due and payable, may rescind and annul this declaration. If an event of default described in clause (b), (c) or (d) above ceases to continue and no event of default described in clause (a), (e) or (f) above has occurred and is continuing, then all of the declarations that the debt securities are immediately due and payable may be rescinded and annulled by the affirmative vote of the holders of that series as provided under the heading “Meetings and Amendments” below.

Redemption and Repurchase

Unless otherwise set forth in the applicable prospectus supplement, the debt securities will not be redeemable prior to maturity at the option of Brazil or the registered holders of these debt securities.

Brazil may at any time purchase debt securities in any manner and for any consideration. These debt securities purchased by Brazil may, at its discretion, be held, resold or cancelled.

Meetings and Amendments

General. A meeting of holders of debt securities of any series may be called at any time:

•	to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided for in the fiscal agency agreement or the debt securities of that series; or

•	to modify, amend or supplement the terms of the debt securities of that series or the fiscal agency agreement.

Brazil may at any time call a meeting of holders of debt securities of a series for any purpose described above. This meeting will be held at the time and place determined by Brazil. If an event of default occurs and Brazil or the holders of at least 10% in aggregate principal amount of the outstanding debt securities of a series request (in writing) the fiscal agent to call a meeting, the fiscal agent will call such a meeting.

For the purpose of this prospectus, “outstanding debt securities” does not include:

•	previously canceled debt securities;

•	debt securities called for redemption;

•	debt securities which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for;

•	debt securities of a series, which have been substituted with another series of debt securities; and

•	except in the case of any series of debt securities that has been designated Collective Action Securities, debt securities held directly by Brazil or on its behalf.

Notice. The notice of a meeting will set forth the time and place of the meeting and in general terms the action proposed to be taken at the meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 to 60 days before the meeting date; however, in the case of any meeting to be reconvened after adjournment for lack of a quorum, this notice shall be given between 15 and 60 days before the meeting date.

Voting; Quorum. A person that holds outstanding debt securities of a series or is duly appointed to act as proxy for a holder of these debt securities will be entitled to vote at a meeting of holders of the debt securities of that series. The presence at the meeting of persons entitled to vote a majority of the principal amount of the outstanding debt securities shall constitute a quorum.

If a quorum is not present within 30 minutes of the time appointed for the meeting, the meeting may be adjourned for a period of at least 10 days as determined by the chairman of the meeting. If the meeting is convened at the request of the holders, however, then the meeting shall be dissolved.

In the absence of a quorum at a reconvening of a previously adjourned meeting, this meeting may be further adjourned for a period of at least 10 days as determined by the chairman of the meeting. Notice of the reconvening of an adjourned meeting shall be given only once. This notice shall state expressly the percentage of the principal amount of the outstanding debt securities of that series which shall constitute a quorum. Subject to the foregoing, at the reconvening of a meeting adjourned for a lack of a quorum, the presence of persons entitled to vote 25% in principal amount of the outstanding debt securities shall constitute a quorum for the taking of any action set forth in the notice of the original meeting.

In addition, any meeting at which a quorum is present may be adjourned by the vote of a majority of the principal amount of the outstanding debt securities of the series represented at the meeting, and the meeting may be held as so adjourned without further notice.

If a quorum is present at the meeting, any resolution and all matters shall be effectively passed or decided by the vote of the persons entitled to vote 66 2/3% in aggregate principal amount of the outstanding debt securities of such series represented and voting at the meeting, except as described below.

Regulations. The fiscal agent may make reasonable and customary regulations as it deems advisable for any meeting with respect to:

•	the proof of the holding of debt securities of a series;

•	the adjournment and chairmanship of such meeting;

•	the appointment and duties of inspectors of votes, certificates and other evidence of the right to vote; and

•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Chairman. The fiscal agent will appoint a temporary chairman of the meeting by an instrument in writing. If Brazil or the holders of the debt securities of a series called the meeting, however, then Brazil or the holders calling the meeting, as the case may be, will appoint a temporary chairman by an instrument in writing.

A permanent chairman and a permanent secretary of the meeting shall be elected by the vote of the persons entitled to vote a majority of the principal amount of the outstanding debt securities of the series represented and voting at the meeting. The chairman of the meeting shall have no right to vote, except as a holder of debt securities of that series or proxy.

Record. A record, and at least one duplicate, of the proceedings of each meeting of holders will be prepared. One copy of the record of each meeting will be delivered to Brazil and another to the fiscal agent to be preserved by the fiscal agent.

Amendments. (The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities – Amendments and Waivers” below for a description of the corresponding terms of Collective Action Securities). Unless the unanimous consent of holders of debt securities of an affected series is required as specified below, with

•	the affirmative vote, in person or by proxy, of the holders of at least 66 2/3% in aggregate principal amount of the outstanding debt securities of a series represented and voting at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding debt securities of a series:

(i) if both Brazil and the fiscal agent agree, they may modify, amend or supplement the terms of the debt securities of that series or, insofar as it affects the debt securities of that series, the fiscal agency agreement, in any way and (ii) holders of debt securities of that series may make, take or give any request, demand, authorization, direction, notice, consent, waiver or action provided by the fiscal agency agreement or the debt securities of that series to be made, given or taken by holders of debt securities of that series.

The written consent or affirmative vote of the holder of each debt security of an affected series is required to:

•	change the due date for the payment of the principal of, or any installment of interest on, any debt security of that series;

•	reduce the principal amount of any debt security of that series;

•	reduce the portion of the principal amount which is payable in the event of an acceleration of the maturity of any debt security of that series;

•	reduce the interest rate on any debt security of that series;

•	change the currency in which any amount in respect of the debt securities of that series is payable;

•	change Brazil’s obligation to pay additional amounts under the debt securities of that series; or

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series, or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

If both Brazil and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Brazil;

•	surrendering any right or power conferred upon Brazil;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•	amending the fiscal agency agreement or the debt securities of that series in any manner which Brazil and the fiscal agent may determine and that does not adversely affect the interest of any holder of debt securities of that series in any material respect.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

Judgment Currency

If a court or arbitral tribunal renders a judgment or order in respect of amounts due to a holder of a debt security and this judgment or order permits Brazil to pay those amounts in a currency (the “judgment currency”) other than the currency in which the debt security is denominated (the “debt security currency”), Brazil will pay any deficiency arising or resulting from any variation in the rates of exchange between the date as of which the amount in the debt security currency is notionally converted into the amount in the judgment currency for the purposes of this judgment or order and the date of actual payment of this judgment or order.

Tax Withholding; Payment of Additional Amounts

All payments of principal and interest in respect of the debt securities by Brazil will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges imposed, levied, collected, withheld or assessed by or within Brazil or any authority of or within Brazil having power to tax (together, “Taxes”), unless that withholding or deduction is required by law. In that event, Brazil shall pay those additional amounts that will result in receipt by the holders of debt securities of the amounts that would have been received by them had that withholding or deduction not been required, except that no additional amounts shall be payable with respect to any debt security:

•	to a holder (or a third party on behalf of a holder) where that holder is liable to pay those Taxes in respect of any debt security by reason of that holder’s having some connection with Brazil other than the mere holding of that debt security or the receipt of principal and interest in respect of that debt security;

•	presented for payment more than 30 days after the Relevant Date (see below) except to the extent that the holder of that debt security would have been entitled to additional amounts on presenting the same for payment on the last day of that 30-day period; or

•	to the extent that the Taxes to which those additional amounts relate would not have been imposed but for the failure of the holder or beneficial owners of that debt security to comply with any certification, identification or other reporting requirements concerning the nationality, residence or connection with Brazil or any political subdivision or taxing authority of or in Brazil (other than a requirement that has the effect of disclosing the nationality, residence or identity of a beneficial owner of that debt security to Brazil, any paying agency or any governmental authority), of that holder or beneficial owner, as a precondition to exemption from those Taxes.

•	The term “Relevant Date” in respect of any debt security means the later of:

•	the date on which payment in respect of the debt security first becomes due and payable; or

•	if the full amount of the money payable has not been received by the fiscal agent on or prior to that due date, the date on which notice is given to the holders of debt securities that the full amount of those moneys has been received and is available for payment.

•	Any reference in this section to “principal” and/or “interest” includes any additional amounts which may be payable under the debt securities.

Global Securities

The prospectus supplement that relates to your debt securities indicates whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of the depositary identified in the prospectus supplement or its nominee, and will be deposited with the depositary, its nominee or a custodian.

Limitations on Your Ability to Obtain Debt Securities Registered in Your Name. The global security will not be registered in the name of any person other than the depositary or its nominee. Similarly, the global security will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:

•	the depositary notifies Brazil that it is unwilling, unable or no longer qualified to continue to act as depositary and Brazil does not appoint a successor depositary within 90 days;

•	at any time Brazil decides it no longer wishes to have all or part of the debt securities represented by a global security; or

•	an event of default has occurred and is continuing with respect to the series of debt securities represented by the global security.

In those circumstances, the depositary will determine in whose names to register any certificated (physical) debt securities issued in exchange for the global security. These certificated (physical) debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples.

The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

•	You cannot get debt securities registered in your name for so long as they are represented by the global security;

•	You cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in the global security;

•	You will not be considered to be the owner or holder of the global security or any debt securities represented by the global security for any purpose;

•	You cannot assert any right of a holder of the debt securities unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and

•	All payments on the global security will be made to the depositary or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.

Beneficial Interests in and Payments on Global Security. Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons that hold beneficial interests through participants, can own a beneficial interest in the global security.

The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

When the depositary receives payment of principal or interest on the global security, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ respective beneficial interests in the global security.

The depositary and its participants establish policies and procedures that govern payments, transfers, exchanges and other important matters that affect owners of beneficial interests in the global security. The depositary and its participants may change these policies and procedures from time to time. Brazil has no responsibility or liability for the records of owners of beneficial interests in the global security. Also, Brazil is not responsible for maintaining, supervising or reviewing those records or payments. Brazil has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspects of the relationship between participants and owners of beneficial interests in the global security.

COLLECTIVE ACTION SECURITIES

Brazil may designate a particular series of debt securities to be “Collective Action Securities,” the specific terms of which will be described in the prospectus supplement relating to such securities. Such Collective Action Securities may be designated “Type A” or “Type B” or have no designation as to “Type”. This designation as to “Type” is only relevant for determining the threshold for approving certain reserved matters, as described more fully under “—Amendments and Waivers” below.

Collective Action Securities will have the same terms and conditions as the securities described under the heading “Debt Securities” above, except that such Collective Action Securities shall contain different provisions relating to certain aspects of default, acceleration and voting on amendments, modifications, changes and waivers, as follows:

Acceleration of Maturity

If an event of default described under the heading “Debt Securities – Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of debt securities of that series may exercise these rights only by providing a written demand to Brazil and the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Brazil receives written notice of the declaration, unless Brazil has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Amendments and Waivers

Brazil, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the debt securities of any series that have been designated Collective Action Securities with:

•	the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding debt securities of that series.

However, the holders of not less than 85% (in the case of Collective Action Securities designated “Type A” or having no designation as to “Type”) or 75% (in the case of Collective Action Securities designated “Type B”) in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:

•	change the due date for the payment of the principal of, or any installment of interest on, the debt securities of that series;

•	reduce the principal amount of the debt securities of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the debt securities of that series;

•	reduce the interest rate of the debt securities of that series;

•	change the currency in which any amount in respect of the debt securities of that series is payable or the place or places in which such payment is to be made;

•	permit early redemption of the debt securities of that series or, if early redemption is already permitted, shorten the period during which Brazil is not permitted to redeem the debt securities of that series;

•	change the definition of “outstanding” with respect to the debt securities of that series;

•	change Brazil’s obligation to pay any additional amounts under the debt securities of that series;

•	change the governing law provision of the debt securities of that series;

•	change Brazil’s appointment of an agent for the service of process, agreement not to raise certain defenses based on its sovereign immunity or agreement to submit to arbitration in respect of disputes relating to the debt securities of that series;

•	change the status of the debt securities of that series, as described under “Debt Securities—Status of the Debt Securities” above;

•	in connection with an offer to acquire all or any portion of the debt securities of that series, amend any event of default under the debt securities of that series; or

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

Brazil refers to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of any series of debt securities that have been designated Collective Action Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 85% (in the case of Collective Action Securities designated “Type A” or having no designation as to “Type”) or 75% (in the case of Collective Action Securities designated “Type B”) in aggregate principal amount of the outstanding debt securities) agrees to the change.

If both Brazil and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Brazil;

•	surrendering any right or power conferred upon Brazil;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•	amending the fiscal agency agreement or the debt securities of that series in any manner which Brazil and the fiscal agent may determine and that does not adversely affect the interest of any holder of debt securities of that series in any material respect.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

For purposes of determining whether the required percentage of holders of any series of debt securities that have been designated Collective Action Securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, such debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities owned, directly or indirectly, by Brazil or any public sector instrumentality of Brazil will be disregarded and deemed not to be “outstanding,” except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the Central Bank, any department, ministry or agency of the federal government of Brazil or any corporation, trust, financial institution or other entity owned or controlled by the federal government of Brazil or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Except as specifically set forth herein, the other terms set forth under “Debt Securities – Meetings and Amendments”, including notice, quorum and other meeting and consent provisions, remain unchanged with respect to Collective Action Securities.

Further Issues of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Brazilian law, Brazil may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Brazil may also consolidate the additional debt securities to form a single series with the outstanding debt securities of that series.

WARRANTS

Brazil may issue warrants or other similar securities, either separately or together with debt securities, that would entitle the holder to purchase debt securities or obligate Brazil to repurchase or exchange debt securities. If Brazil issues any warrants, each issue of warrants will be issued under a warrant agreement between Brazil and a bank or trust company, as warrant agent. The terms of any warrant agreement related to the issue of warrants and the specific terms of the issue of warrants will be described in the prospectus supplement that relates to your particular warrants. The prospectus supplement that relates to your particular warrants or other similar securities will describe the following terms:

•	the terms listed under the heading “Debt Securities” as they relate to the particular debt securities you have the right to purchase if you exercise your warrants;

•	the amount of debt securities each warrant entitles you to purchase if you exercise your warrants and the purchase price of those debt securities;

•	the amount and type of debt securities that you may obligate Brazil to purchase or exchange if you exercise your warrants or other securities and the purchase price for those debt securities;

•	the procedures you must follow and the conditions you must satisfy to exercise your warrants or other securities;

•	the dates on which your right to exercise your warrants or other securities begins and expires;

•	whether and under what conditions Brazil may cancel or terminate your warrants or other securities;

•	whether and when your warrants or other securities and any debt securities issued together with your warrants or other securities may be sold or transferred separately;

•	whether the certificates that represent the warrants or other securities will be issued in registered or bearer form, whether they will be exchangeable as between such forms and, if issued in registered form, whether the warrants or other securities can be transferred and registered;

•	any special United States federal income tax considerations applicable to the issuance of your warrants or other securities; and

•	any other terms of such warrants or other securities.

GOVERNING LAW

The fiscal agency agreement, the warrant agreement, the debt securities and the warrants will be governed by and interpreted in accordance with the laws of the State of New York, without regard to any conflicts-of-laws principles that would require the application of the laws of a jurisdiction other than the State of New York. The laws of Brazil will govern all matters concerning authorization and execution of the securities by Brazil.

ARBITRATION AND ENFORCEABILITY

Under Brazilian law, Brazil is prohibited from submitting to the jurisdiction of a foreign court for the purposes of adjudication on the merits in any dispute, controversy or claim against Brazil arising out of or relating to the securities. Brazil has agreed, however, that any dispute, controversy or claim arising out of or relating to the securities (other than any action arising out of or based on United States federal or state securities laws), including the performance, interpretation, construction, breach, termination or invalidity of the securities, shall be finally settled by arbitration in New York, New York.

Under the terms of the securities, a holder of any security is deemed to have agreed to the use of arbitration to resolve any dispute, controversy or claim against Brazil arising out of or relating to the securities (other than any action arising out of or based on United States federal or state securities laws) unless such holder elects to bring such claim in an action in Brazil.

The decision of any arbitral tribunal shall be final to the fullest extent permitted by law. Brazil has agreed that any New York court lawfully entitled to do so may enter a judgment recognizing such an arbitral award. Brazil has agreed that in any arbitration or related legal proceedings for the conversion of an arbitral award into a judgment, it will not raise any defense that it could not raise but for the fact that it is a sovereign state and has consented to the jurisdiction of the United States District Court for the Southern District of New York for the limited purpose of converting into a judgment an arbitral award rendered against Brazil in New York. The realization upon an arbitral award rendered against Brazil would depend upon the application of the United States Foreign Sovereign Immunities Act of 1976, as amended (the “FSIA”).

Brazil has not otherwise consented to the jurisdiction of any court outside Brazil in connection with actions arising out of or based on the securities, has not appointed any agent for service of process other than for the purpose of converting an arbitral award into a judgment, and has not agreed to waive any defense of sovereign immunity to which it may be entitled in any action other than its immunity from jurisdiction in an action to recognize an arbitral award or in an action brought in Brazil. Brazil has agreed that any process or other legal summons in connection with obtaining judicial acceptance of any arbitral award in the United States District Court for the Southern District of New York may be served upon it by delivery to the Advogado Geral da União (Attorney General) of Brazil of letters rogatory or by any other means permissible under the laws of the State of New York and Brazil.

Because Brazil has not waived its sovereign immunity in connection with any action brought outside Brazil arising out of or relating to the securities (including without limitation any action arising out of or based on United States federal or state securities law) other than in the limited circumstances described above in connection with an action for the judicial recognition of an arbitral award, it will not be possible to obtain a United States judgment against Brazil unless a court were to determine that (i) Brazil is not entitled under the FSIA to sovereign immunity with respect to such actions and (ii) the matter should not be referred to arbitration as contemplated by the securities. Any judgment rendered against Brazil by a court outside Brazil in an action in which Brazil has not submitted to the jurisdiction of such court or otherwise expressly waived its defense of sovereign immunity would not be enforceable against Brazil under its laws.

The enforcement by a Brazilian court of a foreign arbitral award is subject to the recognition of such award by the Superior Court of Justice of Brazil. The Superior Court of Justice will recognize such an award if all of the required formalities are observed and the award does not contravene Brazilian national sovereignty, public policy and “good morals”. Under Article 100 (formerly Article 67) of the Civil Code of Brazil, the public property of the Republic located in Brazil is not subject to execution or attachment, either prior to or after judgment. The execution of an arbitral award against the Republic in Brazil is only available in accordance with the procedures set forth in Article 730 et seq. of the Brazilian Civil Procedure Code, which envisions the registration of the recognized award for inclusion in the budget for payment in a subsequent fiscal year of the Republic.

Pursuant to legislation adopted in 2004, recognition of foreign arbitral awards for purposes of enforcement in Brazil may be sought directly in the Superior Court of Justice of Brazil without the need to first convert the arbitral award into a judgment in the place of arbitration.

Notwithstanding the foregoing, a holder of any security may institute legal proceedings against Brazil in the federal courts of Brazil, and Brazil has waived any immunity from jurisdiction or execution of judgment in Brazil (except for the limitation on alienation of public property referred to in Article 100 of the Civil Code of Brazil) to which it might otherwise be entitled in any such proceeding.

PLAN OF DISTRIBUTION

Brazil may sell any combination of the debt securities and/or warrants or other similar securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities of that series;

•	the net proceeds to Brazil from the sale of these securities;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

The securities may be sold from time to time in distinct series by different means at different prices that are negotiated and fixed or that vary based on market prices.

Underwriters used in the sale of securities will distribute these securities on a firm commitment basis. In this case, the underwriters will acquire these securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Brazil may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Brazil may also sell securities of any series directly to the public or through agents designated by Brazil from time to time. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a reasonable best efforts basis for the period of its appointment.

In compliance with NASD guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Brazil may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Brazil under “delayed delivery” contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Brazil may offer the securities of any series to present holders of other securities of Brazil as consideration for the purchase or exchange by Brazil of other securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Brazil may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Brazil in the ordinary course of business.

VALIDITY OF THE SECURITIES

The validity of the debt securities and warrants or other similar securities will be passed upon for Brazil by a Deputy Attorney General of the National Treasury, or another duly authorized attorney of the Office of the Attorney General of the National Treasury and by Arnold & Porter LLP, United States counsel to Brazil, and for the underwriters, if any, by United States counsel and Brazilian counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Brazilian law, Arnold & Porter LLP may rely on the opinion of the Deputy Attorney General of the National Treasury (or such other attorney of the Office of the Attorney General of the National Treasury). As to all matters of United States law, the Deputy Attorney General of the National Treasury (or such other attorney of the Office of the Attorney General of the National Treasury) may rely on the opinion of Arnold & Porter LLP. Certain statements with respect to matters of Brazilian law in this prospectus have been passed upon by the Deputy Attorney General of the National Treasury, and are made upon his authority.

OFFICIAL STATEMENTS

Information included in this prospectus which is identified as being derived from a publication of, or supplied by, Brazil or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Brazil. All other information in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of the Minister of Finance.

AUTHORIZED REPRESENTATIVE

The authorized representative of Brazil in the United States of America is the Ambassador of Brazil to the United States of America, whose address is:

Embassy of Brazil

3006 Massachusetts Avenue, N.W.

Washington, D.C. 20008

THE ISSUER

The Federative Republic of Brazil Secretaria do Tesouro Nacional - STN Esplanada dos Ministérios – Bloco. “P” Ed. Anexo – Ala “A” – Sala 105 CEP 70.048-900 Brasilia/DF Telephone: +55 61 3412 3500

JOINT DEALER MANAGERS

Citigroup 388 Greenwich Street New York, New York 10013 United States Toll Free: (1) 800-558-3745 Collect: (1) 212-723-6106		Deutsche Bank Securities Inc. 60 Wall Street New York, New York 10005 United States Attention: Liability Management Group Toll Free: (1) 866-627-0391 Collect: (1) 212-250-2955

EXCHANGE AGENTS

In the United States:		In London:

Deutsche Bank Trust Company Americas

DB Service TN., Inc.

648 Grassmere Park Road

Nashville, TN 37211

Attn: Trust & Securities Services

Tel: + 1 (800) 735 7777 (select Option 1)

Facsimile: +1 (615) 835-3701

Email: SPU-Reorg@db.com

Deutsche Bank Trust Company Americas

60 Wall Street, 27th Floor

MS: NYC60-2710

New York, New York 10005

Attn: Trust & Securities Services

Tel: + 1 (212) 250-2217

Facsimile: +1 (732) 380-2345

Email: SPU-Reorg@db.com

Deutsche Bank AG London

Winchester House

1 Great Winchester Street

London

Attention: TSS Exchange Group

Reference: Republic of Brazil

Facsimile: +44 207 547 5001

Telephone: +44 207 547 5000

e-mail: xchange.offer@db.com

LUXEMBOURG EXCHANGE AGENT Deutsche Bank Luxembourg SA 2 Boulevard Konrad Adenauer L-1115 Luxembourg Luxembourg Telephone: +352 42122 460 Fascimile: +352 42122 426

FISCAL AGENT		PAYING AGENT AND TRANSFER AGENT

JPMorgan Chase Bank, N.A. Institutional Trust Services 4 New York Plaza - 15th Floor New York, New York 10004 United States		J.P. Morgan Bank Luxembourg S.A. 6, route de Trèves L-2633 Senningerberg Luxembourg

LEGAL ADVISORS

To Brazil, as to U.S. law: Arnold & Porter LLP 399 Park Avenue New York, New York 10022 United States		To the joint dealer managers, as to U.S. law: Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 United States

To Brazil, as to Brazilian law: Dr. Luis Inácio Lucena Adams Procurador-Geral da Fazenda Nacional Esplanada dos Ministérios Brasília, DF Brazil		To the joint dealer managers, as to Brazilian law: Pinheiro Neto Advogados Rua Hungria, 1.100 01455-000 São Paulo, São Paulo Brazil

LUXEMBOURG LISTING AGENT		INFORMATION AGENT

J.P. Morgan Bank Luxembourg S.A. 6, route de Trèves L-2633 Senningerberg Luxembourg

Global Bondholder Services Corporation

65 Broadway

Suite 723, 7th Floor

New York, NY 10006

Attention: Corporation Actions

Toll-free: +1 (866) 736-2200

Banks and Brokers: +1 (212) 430-3774

Facsimile: +1 (212) 430-3775